As filed with the Securities and Exchange Commission on September 24, 2002

                                PACIFIC CMA, INC.

                                Registration No.
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                PACIFIC CMA, INC.
                 (Name of small business issuer in its charter)


         Colorado                             4299                               84-1475073
(State or other jurisdiction of    (Primary Standard Industrial        (I.R.S. Employer Identification
 incorporation or organization)     Classification Code Number)                    Number)


                     4750 Table Mesa Drive
                       Boulder, CO
                                                                     80305
               (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code: (303) 494-3000


                       c/o AGI Logistics (Hong Kong) Ltd.
                          Unit D, 11/F, Garment Center,
                            576-586 Castle Peak Road,
                            Cheung Sha Wan, Kowloon,
                                    Hong Kong

                     c/o Airgate International Corporation.
                             153--04 Rockaway Blvd,
                                 NY 11434, USA.

(Address of principal place of business or intended principal place of business)

                             Marshall J Gluck, Esq.
               Robinson Brog Leinwand Greene Genovese & Gluck P.C.
                           1345 Avenue of the Americas
                            New York, New York, 10105

            (Name, address and telephone number of agent for service)


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      As promptly as practicable after this registration statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. *[X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b), under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. *[ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering [ ].

      If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction "G", check the following box. *[ ]


CALCULATION OF REGISTRATION FEE

   Title of each class of           Proposed maximum           Amount of
securities to be registered         aggregate offering(1)     registration fee
                                         price
Common stock, no par value            $3,000,000                  $276

(1) Estimated solely for the purpose of completing the registration fee pursuant to Rule 457 (0)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY PACIFIC CMA'S EFFECTIVE DATE. THIS IS APPLICAPLE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 24, 2002

    The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                                  Pacific CMA
                                  INCORPORATED


                              Maximum Offering of $
                              Minimum Offering of $

                   Offering Price: $    per share of common stock


We are offering [ ] shares minimum and [ ]shares maximum on a "best efforts" basis directly through our officers and directors, who will not receive any commissions or other remuneration for selling shares. We may also offer the shares through brokers or sales agents, who may receive compensation in the form of commissions, which total commissions will not exceed 10% of the selling price of the shares.
         All funds will be held in escrow in an account with Wells Fargo Bank, 3110 N, Sepulveda Blvd, Manhattan Beach, CA 90266, USA, Branch # 00810 77, Account # 1011864327 until at least shares are sold, at which time the initial closing of the sale of shares under this Prospectus will occur and the funds will be delivered to the Company. If the initial closing does not occur by 90 days from the effective date of this registration statement, we may extend the offering date for an additional 90 days until ___________. If this threshold is not reached within the prescribed time, all funds placed in the escrow account will be promptly returned, without interest or deduction. Subscribers will have no right to the return of their funds during the term of the escrow. Following the initial closing of the sale of the minimum number of shares, we may continue to offer the remaining shares on the same terms as set forth in this Prospectus until [ ], on which date the offering will terminate.
         Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "PCCM." On September 18, 2002, the last reported sale price of our common stock on the OTC Bulletin Board was $0.80 per share.


 The common stock offered involves a high degree of risk. We refer you to "Risk
                         Factors," beginning on page 4.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                                     Price to Public      Underwriting Discounts and        Proceeds To The
                                                                Commissions (1)               Company (2)
            Per Share                       $                          $                           $
              Total
            Minimum Offering:               $                          $                           $
            Maximum Offering:               $                          $                           $


        (1)    Assumes total commissions to be paid to be equal to      % of the
selling price of the shares.
        (2)    The proceeds to us before the payment of certain expenses in
connection with this offering is estimated at approximately $             .

                       The date of this prospectus is 2002

                                Table of Contents



PROSPECTUS SUMMARY-----------------------------------------------------------------------------------5


RISK FACTORS-----------------------------------------------------------------------------------------7


USE OF PROCEEDS-------------------------------------------------------------------------------------13


PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY-----------------------------------------------------13


SELECTED HISTORICAL FINANCIAL INFORMATION-----------------------------------------------------------13


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATIONS-------------------15



BUSINESS--------------------------------------------------------------------------------------------19


MANAGEMENT------------------------------------------------------------------------------------------28


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS------------------------------------------------------32


DESCRIPTION OF PACIFIC CMA CAPITAL STOCK------------------------------------------------------------34


INDEX TO FINANCIAL STATEMENTS-----------------------------------------------------------------------39


INDEPENDENT AUDITORS REPORT-------------------------------------------------------------------------40


                               PROSPECTUS SUMMARY

This summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, which contains more detailed information with respect to each of the matters summarized in this prospectus as well as other matters not covered in the summary. All prospective investors should carefully review the entire contents of the prospectus and the exhibits attached hereto, individually and with their own tax, legal and business advisors. This summary discusses all material factors necessary to make an informed investment decision. Unless otherwise noted, all currency references herein are in United States dollars.


OUR COMPANY

We are a global, non-asset based logistics/freight forwarder providing supply chain logistics services. Our services include freight forwarding and warehousing services which include the coordination of shipping and the storage of raw materials, supplies, components and finished goods. We facilitate the movement of freight to and from anywhere in the world either by, air, sea, river, rail and road. We are capable of handling all types o cargo including refrigerated cargo, hazardous materials, perishable goods as well as garment on hangers. We derive most of our revenue from airfreight and ocean freight forwarding services for which we are paid on a transactional basis. Currently, we maintain approximately 128 cargo agents located in 68 countries and 161 cities serving major gateways worldwide. Our business is managed from our principal support group offices in New York and Hong Kong.


We formed our current business from a base of two freight forwarders which were acquired in 2001 and 2002. We were organized in Colorado in December 1994 as a "blank check company" whose business plan was to acquire one or more properties or businesses.


In August 2000, we acquired all of the issued and outstanding common stock of AGI Logistics (Hong Kong) Ltd. And on April 30, 2002 acquired 81% of the outstanding common stock of Airgate International Corporation.

Our principal offices are located at 153-04 Rockaway Blvd., Jamaica, NY, 11434 and Unit d, 11/F., Garment Centre, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon, Hong Kong. Our web sites are: www.PacificCMA.com, www.agihk.com and www.airgatecorp.com. Information on our website does not constitute part of this prospectus.

                                  THE OFFERING

Common Stock offered                           A minimum of      and
                                               a maximum of         shares

Common Stock to be outstanding after the offering:         shares if the minimum
number of shares is sold and              Shares if the maximum number of shares
is sold.

Use of proceeds                      We expect to use the net proceeds from this
                                     offering for other general corporate
                                     purposes.  See "Use of Proceeds"

OTCBB Symbol                         PCCM

The number of shares to be outstanding after the offering excludes:

0 shares of common stock issuable upon the exercise of options outstanding as of September 24, 2002 under out stock option plan, at exercise prices ranging from $0 to $[ ] per share, with a weighted average exercise price of $[ ] of $[ ]; and [ ] shares of common stock reserved for future grant under our stock option and similar plans.



Type of Offering                                 Best efforts basis by our
                                                 directors and officers, who
                                                 will not receive any
                                                 commissions or other
                                                 remuneration for selling
                                                 shares.

                                                 We may also offer the shares
                                                 through brokers or sales
                                                 agents, who may receive
                                                 compensation in the form of
                                                 commissions, which total
                                                 commissions will not exceed 10%
                                                 of the selling price of the
                                                 shares.

                                                 The offering will commence
                                                 promptly after the
                                                 effectiveness of the
                                                 registration statement of which
                                                 this prospectus is a part, and
                                                 will be made on a continuous
                                                 basis for a period of 90 days,
                                                 unless extended by us in our
                                                 discretion, for up to an
                                                 additional 120 days. The
                                                 offering may be terminated by
                                                 us earlier if we sell all of
                                                 the shares being offered or we
                                                 decide to cease selling
                                                 efforts.

                                  RISK FACTORS

The following risk factors should be considered carefully in evaluating the purchase of our common stock. A purchase of the common stock is speculative in nature and involves numerous risks. A purchase of the common stock should not be made by any person who cannot afford to lose the entire amount of this investment.



RISKS RELATING TO THIS INDUSTRY

Our industry is very competitive.

The freight forwarding industry is highly competitive consisting of many global non-asset based transportation and logistics companies such as Expeditors, UTi Worldwide Inc., EGL, Inc., FedEx, UPS and Speedmark and Baltrans Ltd. Many of our competitors have substantially greater financial, marketing and other resources than we have. This will allow them to better withstand an economic downturn, attract customers with a greater volume of shipping needs and obtain better economies of scale than we can obtain. Customers routinely require competitive bidding from a number of competitors. Depending on the location of the customer and the scope of services requested, we must compete against both the niche players and larger entities. Competitive rate pressure may materially and adversely affect our profitability.



RISKS RELATING TO THIS COMPANY


We are dependent on third parties for equipment and services essential to operate our business and we could lose customers and revenues if we fail to secure such equipment and services.


We rely on third parties to transport the freight we have agreed to forward. Thus our ability to forward this freight and the costs we incur in connection therewith is dependent on our ability to find shippers willing to ship such freight and at favorable prices. This in turn, depends on a number of factors beyond our control, including availability of cargo space (which depends on the season of the shipment, the shipment's transportation lane, the number of transportation providers and lack of equipment). An increase in the cost of cargo space, due to shortages in supply, increases in fuel cost or other factors, would increase our costs and reduce profits, especially, as has occurred in the past, if we are unable to pass the full amount of increased transportation costs to the customer.

We also rely extensively on the services of independent agents (who may also be providing services to our competitors) to provide various services including consolidating and deconsolidating various shipments. Although we believe our relationships with agents are satisfactory we may not be able to maintain these relationships. If we are unable to maintain these relationships or develop new relationships, our service levels, operating efficiency and future freight volumes may be adversely effected.

We may face competition from our agents and employees.
Our agents and employees, some of whom are integral to maintaining and developing our relationships with certain key customers or for providing services at strategic locations, may terminate(s) their relationship with us. Because they have had the opportunity to develop a relationship with our customers and otherwise gained important information regarding our business practices, they may be able to compete with us with respect to such customer's business.

We are subject to international economic and political risks.
A significant portion of our business is providing services between continents, particularly between North America and Asia. Further, a significant subsidiary of ours, AGI, conducts operations in the Far East, including The People's Republic of China and Hong Kong. Doing business outside the United States subjects us to various risks, including changing economic and political conditions, major work stoppages, exchange controls, currency fluctuations, armed conflicts and unexpected changes in United States and foreign laws relating to tariffs, trade restrictions, transportation regulations, foreign investments and taxation. We have no control over most of these risks and may be unable to anticipate changes in international economic and political conditions and, therefore, unable to alter out business practice in time to avoid the adverse effect of any of these changes.

Our business is seasonal and cyclical.
Our business, as is true generally in the freight forwarding industry, is seasonal; the first quarter of the calendar year has traditionally been the weakest and the third and fourth quarters have traditionally been the strongest. Significant portions of our revenues are derived from customers in industries such as apparel and hair product industries, whose shipping patterns are tied closely to consumer demand. To the extent that the principal industries we serve experience cyclical fluctuations, our operating results will be affected by such cyclically.

We are dependent upon key personnnel, many of whom would be difficult to replace.

Our success is dependent on the efforts of Alfred Lam] and Kaze Chan who serve as our Chairman and Executive Vice President respectively. We do not maintain key person life insurance on these individual(s). In addition, there is significant competition for qualified personnel in our industry and there can be no assurance that we will be able to continue to attract and retain the necessary personnel. We are dependent on retaining our current employees, many of whom have developed relationships with representatives of carriers and customers, relationships which are especially important in a non-asset based company such as is Pacific. Loss of these relationships could have a material adverse effect on our profitability.

If we choose to grow through acquisitions, we may be unable to identify, make and successfully integrate acquisitions adversely affecting profitability.

We may choose to grow through one or more acquisitions, to maintain or improve our competitive position in the industry, which rewards economies of scale.

Identifying, acquiring and integrating businesses requires substantial management, financial and other resources and may pose risks with respect to customer service market share and dilution of your ownership interests. Further, acquisitions involve a number of special risks, some or all of which could have a material adverse effect on our business, financial condition and results of operation. These risks include:

        o       unforeseen operating difficulties and expenditures;
        o difficulties in assimilation of acquired personnel, operations and technologies;
        o the need to manage a significantly larger and more geographically dispersed business;
        o       amortization of goodwill and other intangible assets;
        o diversion of management's attention from ongoing development of our business or other business concerns;
        o       potential loss of customers;
        o       failure to retain key personnel of the acquired businesses; and
        o        the use of our available cash, to the extent any is available.

No assurance can be given that any acquisition will be completed, or that such acquisition will be accretive to our earnings and not dilutive to your ownership interests not use grow through acquisitions and/or through internally generated growth, our competitive position may weaken due to the economies of scale (including greater pricing power) that our competitors will have. To the extent we use our common stock and other securities for acquisitions, your ownership interest in our company will be diluted.

We manage our business on a decentralized basis which may restrict implementation of adequate business controls.

We manage our business on a decentralized basis, allowing our subsidiaries and their management to retain significant responsibility for the day-to-day operations, profitability and growth. As we grow, our management may not maintain adequate controls on inter-company disbursements for freight forwarding and customs brokerage services. In addition, our subsidiaries may be operating with management, sales and support personnel that may be insufficient to support growth in their respective operation without significant central oversight and coordination. If proper overall business controls have not been and are not implemented, a decentralized operating strategy could result in inconsistent operating and financial practices, which could materially and adversely affect our profitability.

Because we are a holding company, we are financially dependent on receiving distributions from our subsidiaries and this could prove harmful if such distributions are not made. The ability of our subsidiaries to pay such distributions is subject to all applicable laws and other restrictions including, but not limited to, applicable tax laws and limitations contained in some of our bank credit facilities. Such laws and restrictions could limit the receipt of distributions, pay dividends and restrict our ability to continue operations.

Our failure to develop, integrate, upgrade or replace information technology systems may result in the loss of business.

The battle for market share within the transportation industry has traditionally been waged over price, service quality, reliability, the scope of operations and response to customer demand. Increasingly, our competitors are competing for customers based upon the flexibility and sophistication of the technologies supporting a freight forwarders services. Our information technology systems allow customers access to up-to-the-minute information that allows them to lower costs by keeping inventories to a minimum. Many of our larger competitors have information systems that are significantly more sophisticated then our systems. During the past year we only invested a minimum amount of funds on these systems and do not intend to spend significant funds on such systems in the near future. If our information technology systems are not perceived as assisting our customer's ability to conduct business efficiently, our service levels, operating efficiency and future freight volumes could decline.

 If we fail to comply with applicable government regulation our business could be adversely affected.

 Our air transportation activities in the United States are subject to regulation by the Department of Transportation as an indirect air carrier and by the Federal Aviation Administration. Our overseas offices and agents are licensed as airfreight forwarders in their respective countries of operation. We are licensed in each of our offices as an airfreight forwarder by the International Air Transport Association. In the case of our newer offices, we have applied for such a license. We believe we are in substantial compliance with these requirements.

We are licensed as an ocean freight forwarder by and registered as an ocean transportation intermediary with the Federal Maritime Commission. The Federal Maritime Commission has established qualifications for shipping agents, including surety bonding requirements. The Federal Maritime Commission also is responsible for the economic regulation of non-vessel operating common carriers that contract for space and sell that space to commercial shippers and other non-vessel operating common carrier operators for freight originating or terminating in the United States. To comply with these economic regulations, vessel operators and non-vessel operating common carriers are required to file tariffs which establish the rates to be charged for the movement of specified commodities into and out of the United States. The Federal Maritime Commission has the power to enforce these regulations by assessing penalties. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than in the United States. We believe we are in substantial compliance with all applicable regulations and licensing requirements in all countries in which we transact business.

Although our current operations have not been significantly affected by compliance with current United States and foreign governmental regulation, we cannot predict what impact future regulations may have on our business. Our failure to maintain required permits or licenses, or to comply with applicable regulations, could result in substantial fines or revocation of our operating authorities.

The frequency or severity of accidents, liability claims or unfavorable resolutions of claims could decrease our profitability.

Freight that we forward may be damaged or lost during the shipping process, as a result of conditions we may not control. Furthermore, we may forward hazardous materials which may, if handled improperly, harm people and property. Though we carry $250,000 freight service liability and $250,000 third party liability insurance on every single handled shipment respectively, claims for inquiries to persons or property may, exceed the amount of our coverage. The risk that our liability coverage could be inadequate increases as insurance cover of consequential loss, business interruption, delay, misdelivery, customs fines or penalties and uncollected freight are sub-limited to $250,000 any one loss and in the aggregate any one policy year.

RISKS RELATING TO THE COMMON STOCK AND THIS OFFERING

We have broad discretion in how we use the proceeds from this offering. We may use the proceeds in ways with which you disagree.

We intend to use a significant portion of the net proceeds from this offering for general corporate purposes. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. If management fails to use funds effectively, we may need to seek additional funds, which may not be available on favorable terms or at all.

You may experience difficulties in attempting to enforce liabilities based upon U.S. federal securities laws against AGI and its non-U.S. resident directors.

A significant subsidiary of ours, AGI, is located in the Far East and its principal assets are located outside the United States. Some of our directors are foreign citizens and do not reside in the United States. It may be difficult for courts in the US to obtain jurisdiction over these foreign assets or persons and as a result, it may be difficult or impossible for you to enforce judgments rendered against us or our directors or executive officers in U.S. courts or foreign courts.

Insiders control our activities.

Our officers and directors and their families control, after giving effect to
thisoffering, at least    % of our common stock. As a result, they control all
matters requiring stockholder approval, including the election of directors, the approval of significant corporate transactions, such as the ability to block an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company you might view favorably.

It may be difficult for investors to sell their shares if our stock is subject to penny stock rules.

Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. These requirements have the effect of reducing the level of trading activity in our common stock.

Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

There is a limited public market for our common stock and we cannot assure you that an active public market will develop.

Our common stock is currently only traded on the Over-the-Counter Bulletin Board. We cannot assure you that an active trading market for our common stock will develop or be sustained following this offering. Moreover, even if an active market does develop, stockholders may not be able to resell their shares at prices equal to or greater than the price at which securities are offered herein. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company.

Future sales of our common stock in the public market may depress our stock price.

There will be approximately       shares of common stock outstanding immediately
after this offering. All of the shares sold in this offering will be freely tradable without restriction or future registration under the Securities Act of 1933, as amended, except for shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. Approximately 20,000,000 shares of the shares currently outstanding are "restricted securities" as defined in Rule 144. These restricted securities may be sold in the future without registration under the Securities Act to the extent permitted under Rule 144 under the Securities Act.

Because this is a best efforts offering with no firm underwriting commitment, we may not receive sufficient proceeds from the offering to justify payment of the offering expenses and finance our operations.

The shares are initially being offered by us on a best efforts basis, although we may engage brokers and sales agents to offer the shares on a best efforts basis from time to time in the future. We currently do not have any agreement with any brokers or sales agents to assist us in offering and selling the shares in this offering. We may not sell all or any of the shares offered under this prospectus. No one has committed to purchase any of the shares offered. As a result, we may not receive sufficient proceeds from the offering to justify payment of the offering expenses.


We have determined the offering price of our common stock without regard to traditional criteria of value.

In determining the offering price for our common stock we considered the current trading price for our common stock and the results of our operating history, along with the current conditions affecting business and operations. The offering price does not bear any relationship to our assets, earnings, book value, cash flow, or other generally accepted criteria of valuation.


                                 USE OF PROCEEDS

If      shares offered hereby are sold, we will receive net proceeds of approximately and if all the shares offered hereby are sold, we will receive net proceeds of approx. after payment of offering expenses. This amount of the proceeds will be up to 10% or $ less if we use a broker, dealer or sales agent to assist us in offering and selling the shares. We cannot assure you that we will sell any shares or receive any proceeds. We plan to use the proceeds for strategic investment and acquisitions of business and information technology and for general corporate purposes.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently trading in the United States on the over-the-counter market on the OTC Bulletin Board, under the symbol "PCCM".

The following table sets forth, in U.S. dollars and in dollars and cents (in lieu of fractions), the high and low sales prices for each of the calendar quarters indicated, as reported by the OTC Bulletin Board. The prices in the table may not represent actual transactions. These quotations reflect inter-dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.

         2002                       High    Low
         Second quarter             $1.30   $0.55
         First quarter              $1.95   $0.51

         2001                       High    Low
         Fourth quarter             $1.60   $0.30
         Third quarter              $0.60   $0.30

We have not paid cash dividends in the past and do not anticipate paying such dividends in the future. As of June 30, 2002 there were 340 record holders of our common stock.


                    SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information of our company has been derived from the historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus.

Statement of Operations Data

                                                      Six months ended June 30,              Year ended December 31,
                                                            (Un audited)
                                                 ------------------------------------   -----------------------------------
                                                           2002               2001                2001                2000
                                                 ----------------   -----------------   ---------------     ---------------
                                                            US$                US$                 US$                 US$

Freight forwarding income                           $13,503,726         $5,220,743         $13,788,479         $14,169,226
                                                 ----------------   -----------------   ---------------     ---------------
Operating expenses
Cost of forwarding                                  (11,138,662)        (3,953,714)        (11,054,263)        (11,290,129)
Selling and administrative expenses                  (1,873,974)          (979,421)         (2,313,228)         (1,822,369)
Depreciation and amortization                          (102,893)           (95,571)           (200,887)           (107,296)
                                                 ----------------   -----------------   ---------------     ---------------
Total operating expenses                            (13,115,529)        (5,028,706)        (13,568,378)        (13,219,794)
                                                 ----------------   -----------------   ---------------     ---------------
Income from operations                                  388,197            192,037             220,101             949,432
                                                 ----------------   -----------------   ---------------     ---------------
Non-operating income (expenses)
Deferred offering cost written off                            -                  -             (40,545)                  -
Net gain on disposal of a subsidiary                     11,390             24,282              19,729                   -
Interest and other income                                53,534             35,749              68,699              64,725
Interest expenses                                       (40,117)            (5,549)            (24,123)             (5,304)
                                                 ----------------   -----------------   ---------------     ---------------
Net non-operating income                                 24,807             54,482              23,760              59,421
                                                 ----------------   -----------------   ---------------     ---------------
Income before income taxes                              413,004            246,519             243,861           1,008,853

Provision for income taxes                             (120,497)           (39,443)            (68,911)           (167,655)
                                                 ----------------   -----------------   ---------------     ---------------
Net income                                              292,507            207,076             174,950             841,198

Other comprehensive income
Foreign currency translation adjustments                      -             (5,412)             (5,413)               (695)
                                                 ----------------   -----------------   ---------------     ---------------
Comprehensive income                                    292,507            201,664             169,537             840,503
                                                 ================   =================   ===============     ===============
Net income per share

Weighted average number of shares outstanding
Basic                                                20,368,713         20,716,649          20,884,975          18,166,120
                                                 ================   =================   ===============     ===============
Diluted                                              20,552,380         20,916,649          20,999,828          18,232,787
                                                 ================   =================   ===============     ===============
Net income per share of common stock
                                                           0.01                0.01              0.01                0.05
Basic and Diluted
                                                 ================   =================   ===============     ===============

Balance Sheet Data

                                                        As of June 30                        As of December 31,
                                                   2002               2001                2001               2000
                                                   ----               ----                ----               ----
                                                   US$                 US$                 US$                US$
Cash and cash equivalents                        $2,596,672         $2,117,433           $2,263,507       $2,345,816
Working capital                                    $310,304         $3,268,659           $3,248,501       $2,965,885
Total assets                                    $13,975,872         $5,699,613           $6,707,620       $5,888,758
Capital Leases obligation, non-current
portion                                              $7,888            $47,668              $19,961          $28,767
Stockholders' equity                             $5,257,871         $3,840,006           $3,551,639       $3,515,017


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION OR PLAN OF OPERATIONS

This section and other parts of this Prospectus contain forward-looking statements that are, by their nature, subject to risks and uncertainties. These forward-looking statements included, without limitation, statements relating to our company's operations, economic performance, financial condition, growth and acquisition strategies, investments, and operation plans. For this purpose, any statements contained from here on that are not statements of historical fact may be deemed to be forward-looking statements.

Without limiting the generality of the foregoing, words such as "believe", "expect", "intend", "anticipate", "may", "will", "should", "expects", "plans", "anticipates", "estimates", "predicts", "potential", "continue", "projects" or the negative or other variations or comparable terminology or derivatives thereof, are forward-looking statements. These statements are only predictions and by their nature involve substantial risks and uncertainties, certain of which are beyond Ou control, and actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but not limited to, those discussed herein under " Risk Factors" set forth herein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no obligation to publicly update any of the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Special Note of Caution Regarding Forward-Looking Statements

This prospectus contains certain forward looking statements and information relating to Pacific CMA, AGI and Airgate that are based on the beliefs of management as well as assumptions made by, and information available to, management. When used in this prospectus, the words "anticipate", "believe", "estimate", "expect", "will", "could", "may", and similar expressions are intended to identify forward looking statements but the absence of any word does not mean that the statement is not forward looking. These statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties, and assumptions, including those described under "Risks Factors" and elsewhere in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein. In addition to the other information in this prospectus, the above factors should be carefully considered in evaluating Pacific CMA Inc., AGI and Airgate's business and before purchasing the securities offered hereby.

Critical Accounting Policies and Estimates

Management's discussion and analysis of results of operations and financial condition are based upon the Company's consolidated financial statements. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, based on historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The following critical accounting policies rely upon assumptions, judgments and estimates and were used in the preparation of the Company's consolidated financial statements:

Revenue recognition
Revenue represents income arising from freight forwarding services which is recognized when freight is received from the shipper (for import freight) or when freight leaves the carrier's terminal (for export freight) with accrual of the estimated direct costs to complete delivery of freight-in-transit.

Bad debts
The Group routinely assesses the financial strength of its customers. Credit losses are provided for in the financial statements in the form of an allowance for doubtful accounts, based upon past experiences and current market conditions.

Long-lived assets
The Company periodically evaluates the carrying value of long-lived assets held or used, including goodwill and other intangible assets, whenever events and circumstances indicate that the carrying value of the asset may no longer be recoverable. An impairment loss, measured based on the fair value of the asset, is recognized if expected future undiscounted cash flows are less than the carrying value of the assets.

GENERAL
On April 30, 2002, we acquired 81% of the common stock of Airgate, a privately held New York-based freight forwarder. As a result of such transaction, Airgate's results of operations for the period from May 1, 2002 to June 30, 2002 and its financial condition as of June 30, 2002 are reflected on the condensed consolidated financial statements of Pacific CMA, Inc. as of June 30, 2002. All significant intercompany balance and transaction have been eliminated in consolidation.

RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002 ("CURRENT INTERIM PERIODS") AND THE YEAR ENDED DECEMBER 31, 2001 ("CURRENT YEAR") COMPARED TO THE THREE AND SIX MONTHS ENDED JUNE 30, 2001 ("PRIOR INTERIM PERIODS") AND THE YEAR ENDED DECEMBER 31, 2000 ("PRIOR YEAR")

REVENUES

Our revenues for the three and six months ended June 30, 2002 increased by 263% (approximately $7.6 million) and 159% (approximately $8.3 million), respectively , from the corresponding periods in the prior year and revenues in the Current Year decreased by three percent (approximately $381,000) from the Prior Year. The increase in revenues on an absolute dollar and percentage basis in the Current Interim Periods was due to the inclusion of approximately $7.2 million in Airgate revenue for May and June 2002 in our operating results, and the increase in AGI's revenues of 69% (approximately $2 million) and 51% (approximately $2.6 million), respectively, during the three and six months ended June 30, 2002 from the corresponding periods in the prior year. AGI's revenues improved during the Current Interim Periods because of higher pricing for Pacific's services (offset as noted below, by higher costs of forwarding) an increase in volume of freight shipped, (and in particular, freight shipped on behalf of garment manufacturers, who increased their shipments in response to low inventory levels of apparel goods at the end of 2001), and to a lesser extent, as a result of entering new markets in Asia, Australia and the Middle East by establishing relationship with agents in such regions. Finally, our revenues have also increased during the Current Interim Periods on a percentage basis in comparison to the Prior Interim Periods because the revenue levels of the Prior Interim Period were lower than anticipated due to generally weak economic conditions.

COST OF FORWARDING

Our cost of forwarding for the three and six months ended June 30, 2002 increased by 299% (approximately $6.6 million) and 182% (approximately $7.2 million) from the corresponding periods in the prior year. The increase in cost of forwarding for the Current Interim Periods in absolute dollars and percentages is due to the inclusion of Airgate's cost of forwarding costs for May and June 2002 and, as noted below, to increases in shipping costs. Cost of forwarding, as a percentage of total revenues, was approximately 84% and 83% for the three and six months ended June 30, 2002, respectively, compared to 76% and 75% for the corresponding periods in the prior year. Cost of revenues as a percentage of total revenues was higher in the Current Interim Periods than the Prior Interim Periods (i.e. cost of forwarding increased disproportionately more than the increase in our revenues) because of: (a) an increase in shipping rates (which increase was due to the greater volume of goods shipped in these periods resulting in tightening of available shipping resources), which increase we chose not to pass on fully to our customers in order to maintain our competitive position; and (b) the fact that Airgate's cost of revenues as a percentage of total revenues (approximately 89% in prior year) is higher than AGI's (approximately 80% in prior year), which management attributes to greater competition in the United States. Cost of revenues for the Current Year deceased by approximately two percent (approximately $236,000) from the Prior Year.

OTHER OPERATING EXPENSES

SELLING AND ADMINISTRATIVE EXPENSES

Selling and administrative expenses during the three and six months ended June 30, 2002 increased by 139% and 91%, respectively, from the corresponding periods in the prior year. These expenses increased in absolute dollar and percentage terms during the Current Interim Period from the Prior Interim Periods because of the inclusion of Airgate's operating results for May and June 2002 and increases in AGI's salaries and allowances, both as a result of increased salaries and an increased number of AGI employees. (Salaries and allowances for AGI were approximately $290,000 and $610,000 for the three and six months ended June 30, 2002 compared to $210,000 and $410,000 for the corresponding periods in the prior year). Selling and administrative expenses as a percent of total revenues were to 12% and 14%, respectively, for the three and six months ended June 30, 2002 compared to 19% of total revenues for the corresponding periods in the prior year as a result of economies of scale (i.e., our ability, as a result of the Airgate acquisition, to spread these costs over a larger enterprise). These expenses increased in the Current Year by 27% (approximately $491,000) from the Prior Year primarily due to increases in salaries and allowances of approximately $255,000 (which increased because of increased salaries and the addition of employees to AGI's operations), an increase in professional fees of approximately $77,000, and the first time payment of $44,000 to the Mandatory Provident Fund, a mandated "retirement plan". See Note 14 of Notes to our consolidated financial statements for the year ended December 31, 2001.

LIQUIDITY AND CAPITAL RESOURCES

Net cash used in our operating activities was approximately $26,000 and approximately $5,000 for the Current Interim Period and the Prior Interim Period , respectively. Cash provided by operating activities was $149,000 in the Current Year and $1.04 million in the Prior Year. The decreases in cash provided by operating activities in the Current Year from the Prior Year was primarily the result of the fact that net income was approximately $666,000 greater in the Prior Year than the Current Year and to the cash outflows of approximately $381,000 in the Current Year for deposits, prepayments and other receivables.

Cash (used in) provided by investing activities was approximately $(445,000) in the Current Year, as compared to cash of approximately $85,000 provided by these activities in the Prior Year. The increase in cash used in investing activities in the Current Year is attributable principally to the loans of approximately $435,000 we made to two parties with whom we do business and the acquisition of property, plant and equipment for approximately $174,000, offset in part by the approximately $150,000 we received from the sale of a subsidiary. In the Prior Year, cash of approximately $368,000 was provided by the repayment of loans by certain related parties and was partly offset by the approximately $221,000 used to acquire property plant and equipment. Net cash used in investing activities was approximately $2.5 million and $318,000 for the Current Interim Periods and the Prior Interim Periods, respectively. The increase in cash used in investing activities in the Current Interim Periods was due principally to the $2.97 million in cash used in the acquisition of Airgate which was offset by approximately of $494,000 we received on the disposal of a subsidiary.

Cash provided by financing activities was approximately $217,000 and $1.12 million for the Current Year and the Prior Year, respectively. The increase in cash provided by financing activities in the Prior Year as compared to the Current Year was due principally to inclusion of additional paid-in-capital of approximately $1.3 million from the acquisition of AGI. (See note 1 of our consolidated financial statements for the year ended December 31, 2001). This was partly offset by the use of approximately $225,000 in deferred offering costs. The Current Year reflects cash provided by financing activities of approximately $233,000 from loans, offset partly by $106,000 in connection with capital lease obligations. Cash provided by financing activities was approximately $2.8 million and $98,000 for the Current Interim Periods and the Prior Interim Periods, respectively. The increase in cash provided by financing activities in the Current Interim Periods is due to the increase of additional paid-in capital of approximately $1.36 million which represented the fair value of 1.7 million of shares issued for the acquisition of Airgate, borrowings of approximately $796,000 (including an advance from a director for approximately $246,000) and bank overdrafts.

We had working capital of approximately $310,000 at June 30, 2002, compared to working capital of approximately $3.2 million at December 31, 2001. This decrease in working capital resulted from the approximately $2.8 million (net of inter-company transactions between AGI and Airgate) of current liabilities of Airgate we assumed in the acquisition of Airgate and the $900,000 in purchase money loan, issued in the Airgate acquisition, that becomes payable within twelve months to the original 81% owners of Airgate. We believe that we will be able to rely on cash flow from operations for short-term liquidity and believe that we have adequate liquidity to satisfy our material commitments for the twelve months following June 30, 2002. We also believe that we can obtain additional liquidity through further negotiation of short-term loans from banks to satisfy our short-term funding needs if any. These banking facilities provide us with up to $4.5 million in credit (of which, at June 30, 2002, we had drawn down approximately $2.4 million, which principally includes overdraft facilities (up to approximately $2 million) and invoice trust receipts (up to approximately $1.8 million). These facilities are secured by cash deposits with such lenders for approximately $2.1 million and by directors' personal guarantees. The interest rate on these facilities varies from Best Lending Rate in Hong Kong to Hong Kong Prime Rate plus 2.5% per annum of the applicable facility.

                                    BUSINESS

Throughout the world, we are a non-asset based logistics/freight forwarder providing supply chain logistics services our services include freight forwarding and warehousing services which include the coordination of shipping and the storage of raw materials, supplies, components and finished goods. We facilitate the movement of freight to and from anywhere in the world either by air, sea, river, rail and road. We derive most of our revenue from airfreight and ocean freight forwarding services for which we are paid on a transactional basis.

We formed our current business from a base of two freight forwarders which were acquired in 2001 and 2002. Currently, we have relationships with approximately 128 independent agents located in 68 countries and 161 cities serving major gateways worldwide. Our business is managed from our principal support group offices in New York and Hong Kong.

We do not own or operate any aircraft, ships, river barges or railroads. We use commercial freight air carriers, ships, river barges and railroads to provide the transportation services for forwarding of freight. We will normally arrange to pick up, or arrange for the pick up, of a shipment at the customer's location and deliver it directly to the commercial carrier. The commercial carrier delivers it to the selected destination airport, shipping warehouse, ship, or railway station. We then pick- up the shipment and delivers it or has it delivered to the recipient's location.

Although capable of handling packages and shipments of any size, we focus primarily on large shipments of equipment or materials weighing over 100 kg. As a result of the size of its average shipment, we do not generally compete with overnight courier or expedited small package companies such as Federal Express Corporation, United Parcel Service of America, Inc. or the local postal service.

We derive our revenue in the form of commissions received from overseas agents and handling and delivery charges from customers. Airfreight and sea freight forwarding are the most profitable sectors of its operations, accounting for over 90% of total gross profit with rail, river, and overland trucking operations accounting for the remainder.

We are members of the International Air Transport Association, Hong Kong Association of Freight Forwarding Agents Ltd., and an associated member of the International Federation of Freight Forwarders Association.

We have 2 main operational offices, one in New York and one in Hong Kong. We operate five company-owned branch offices and have relationships with 128 independent contractor agency offices throughout the world.

Agency offices are owned and operated by independent business owners who enter into agency agreements with us. We have agency contracts with 128 independent agents throughout the world.

These cargo agents:

        o Collect freight on behalf of us and send it to the United States and Hong Kong as appropriate.

        o        Provide sales and marketing support

        o Deal with break-bulk, (i.e. consolidation and deconsolidation) of various shipments, customs brokerage and clearance, local delivery services

        o Handle routing of orders from an overseas country to United States, China and Hong Kong

We provide these offices with the following services:

        o        Handle export cargo from the United States, China and Hong Kong

        o Provide local pick-up and transshipment via Hong Kong rail/sea/ air terminals and from origins in the United States.

        o        Handle import cargo from overseas

        o Deal with break-bulk, documentation, and customs brokerage and clearance

        o        Provide warehousing and storage

The gross profit of the air and sea freight shipments is generally shared equally between us and individual overseas agent.

Our branch offices in Chicago, Shanghai, Guangzhou, Gaolan, Zhuhai, Yantian and Shenzhen are responsible for providing a number of services. Their primary function is to provide sales and customer service in a specified market or airport city. Branch offices utilize our billing and accounting software, which allows each branch office to transmit customer billing and account information to our administrative offices for billing to the customer.

Operations in USA, Hong Kong and China

USA

As a result of our acquisition of Airgate a significant portion of our operations is now taking place in New York where the focus of operations is importing goods from the Far East. We have our own bonded warehouse where we do daily deconsolidation of cargo. In June 2002 we opened a small branch office in Chicago. The USA offices are licensed by International Air Transport Association and the Federal Maritime Commission.

Hong Kong
Hong Kong is not subject to the laws of mainland China. Hong Kong still follows the common law system. Under the Basic Law of Hong Kong, a mini-constitution codified prior to the return of Hong Kong to China, Hong Kong will continue to have, for 50 years starting in 1997, the same political, economic, and legal system it enjoyed under the British administration. Although there is no certainty as to the future, we believe that the autonomy of Hong Kong as a special administrative zone of China has been well respected by China to date.

China
We have five branch offices in China, in Shenzhen, Yantian, Guangzhou, Zhuhai and Shanghai. We have no direct investment in China by way of joint venture or wholly foreign owned operation. We receive all payments for its services in Hong Kong.

Under Chinese regulations, representative offices are not permitted to conduct direct business activities. They are permitted only to make business contacts and provide services on behalf of their head offices. Representative offices cannot enter into contracts or even receive payments on behalf of the head offices or any third parties.

Accordingly, our operations are not significantly affected by factors to which companies with significant operations in China may be subject.

Global Agency Network
The arrangements between our overseas agents and us are usually non-exclusive. Under the arrangements the agents are not given any power to commit us in any way or any authority to enter into any contract on its behalf. The fees payable to these agents are usually determined by the requirements of the individual customer's order and the charges.

We have approximately 128 overseas agents many of whom have offices in cities such as London, Hamburg, Los Angles, Tokyo, Seoul, Taipei and Sydney. As a result, we are represented by more than one agent in many cities and do not generally need to rely on a single agent in any one city.

Through the use of these independent sales and marketing agents, we can expand our business without the costs typically associated with the ownership and maintenance of company-owned branch offices.

Our Services
------------
In order to continue our rapid development of our core business of freight forwarding and logistics services, we plans to consistently provide cost-effective and reliable freight forwarding and logistics services. Our competitors tend to be mostly cargo agents who can offer one type of transportation carrier to customers. However, many customers need to utilize more then one type of transportation carrier. For example, an inland factory may need to ship a container by truck, have it loaded via a feeder boat and transported by a large cargo vessel. It may then have to deal with three separate transportation agents for shipping.

By contrast, as a multi-service provider offering expedited air and sea freight services, we can provide our customers with one-stop transportation shopping, arranging for all necessary forms of transportation at the same time

We have a diverse customer base. Our customers' industries include textile and apparel, hair care product industries and to a lesser extend the automotive, computer and electronic equipment, heavy industrial and construction equipment and printed materials. We have one single client that as of the June 30, 2002 accounted for 11.85% of our business, mainly by sea freight.

All the above is normal services and would be identical with nearly every freight forwarder, I suppose we could delete whole the above section.

Air and ocean Freight Business
------------------------------
We have focused our development on air and sea freight services. The mode of transportation depends on

        o       The contents of the shipment

        o       The basis of the route

        o        Departure time

        o       Available cargo capacity

        o       Cost

We believe that we are able to compete for cargo space, a key competitive factors in this industry, as a result of the informal relationships that managements has fostered with various major air and ocean carriers, cargo space providers. Our ability to negotiate more favorable shipping terms is dependent in part on our shipping volume, with the greater the volume generally resulting in more favorable shipping rates. No assurances can be given that such relationships will continue.

Due to the volume of shipments we arranges, we are generally able negotiate competitive pricing for air shipments. Generally, ours prices are lower than the price our customers could negotiate with commercial passenger and freight air carriers, since we buy in bulk from airlines and retails the space to individual customer as needed.

We are capable of handling perishable, dangerous cargo and reefer - or refrigerated - cargo and duty free cargo.

Import Freight Forwarding

Import freight cargo includes leather, fabrics, watch components and chemical products. We handle an increasing number of shipments imported into the USA mainly through New York, Los Angeles and Chicago and in Hong Kong mainly destined for China.

An import freight forwarding transaction usually commences when we receive a shipment advice from a customer, overseas agent or shipping agent detailing the quantity and nature of cargo shipped and the expected date of arrival. We promptly notifies the consignees of the cargo of the relevant details and, depending on its instructions, arranges for customs brokerage and clearance and, if required, provides other services such as temporary storage, local delivery and distribution. In the USA and Hong Kong and South China, we are able to provide local delivery of cargo by either using its own fleet of trucks or engaging subcontractors to provide the services.

We derive our income from air and sea import freight forwarding services in the form of commissions received from overseas agents and handling and delivery charges from customers.

We have fully equipped warehouses in New York, Hong Kong, Yantian, Shenzhen and Guangzhou to serve for storage of cargo. We maintain customer liability insurance with a maximum protection of each single claim incident of US$ 250,000. So far we have not received any formal claim from a customer.

Marketing

We are committed to providing competitive pricing and efficient and reliable services to our customers worldwide. We enjoy the benefits of management's relationships with our customers, major airlines and shipping lines, and our extensive network of overseas agents. We believe that our management's experience has contributed to identifying prospective overseas agents to ensure compatibility with our operations and that the ability of our personnel to foster and maintain these valuable relationships as mentioned above contributes to its success.

Our sales teams are responsible for marketing its services to a diversified base of customers and bringing in new customers and overseas agents in order to extend our agency network. The sales team members make regular courtesy visits to existing and potential customers in the USA, Hong Kong, Australia and Europe with a view to better understanding their requirements and expectation. Members of the sales team often provide customers with suggestions to ensure cost-effective and efficient delivery of goods, and provide a service intended to meet the customers' particular needs as to packaging, special timing, seasonal demand and unusual types of freight forwarding service.

In addition to our own employees, overseas agents who are independent contractors are appointed by us to generate business and to coordinate freight activities in their respective markets. These overseas agents are paid on a commission basis.

In the past year, we served more than 2,000 customers, of who over 700 have maintained regular business dealings with us over the past year.

We have over 40 major customers that buy or sell merchandise such as garments, hair care products, toys, electronics parts and appliances. We believe one of the benefits arising from the broad customer base is that it has acquired extensive experience in accommodating the requirements of different customers in dealing with a great variety of products. The diversity in the mix of cargo enhances the ability to achieve economics of scale.

The majority of our transactions are denominated in Hong Kong dollars or US dollars. The risk due to exchange rate fluctuation is negligible so long as the Hong Kong dollar remains pegged to the US dollar. Sales are made on credit, generally of 30 days, or on a cash basis. There is in existence a credit control policy, which our employees have been instructed to follow by checking or obtaining the credit reference of new customers and reviewing the credit records of our customers by senior staff and obtaining prior approval from a director for orders in excess of a pre-determined amount. We on the other hand receive credit, generally of 30 days, from airlines and shipping lines and the settlement is usually on a cash basis. In the USA, we generally have to pay shipping lines immediately.

Our marketing efforts are directed primarily to distribution, procurement and marketing managers of potential customers with substantial requirements for international transportation of cargo.

Competition
We have encountered strong competition from other companies in the freight forwarding industry. Competitive factors include reliability of service, price, available cargo space capacity and technological capacity. We believe that we compete based on our price and reliability of service as well as capacity though we are not able to compete with technology capabilities of our larger competitors. We believe we offer a unique blend of services involving all modes of transportation, including truck, sea, rail and air plus warehousing as well as internet freight and inland trucking. We believe we are well placed in Hong Kong and China to take advantage of the growing shipments from and to China since China entered the WTO.

We will consider expanding through strategic acquisitions of companies in the same or complementary lines of business. In some circumstances, the most-efficient way to expand our operations may be to acquire existing freight forwarders in certain key markets or companies whose services complement our own. Expansion through acquisition may enable us to increase our market share more rapidly and allow it to take advantage of opportunities arising from economies of scale earlier than if we relied exclusively on internal expansion.

Our primary competitors are EGL, Inc. UTI, Rical, Speedmark, Danzas, UPS, , and Expeditors. We compete with regional and local freight forwarders in the USA as well as in Asia.

Government Regulation
Our operations are subject to various local and foreign regulations that require it to maintain permits and licenses. Our failure to comply with applicable regulations and maintain necessary permits and licenses could result in a revocation of our operating authority or substantial fines. We believe we are in compliance with all applicable regulations and that all our required licenses and authorities are current.

We are subject to laws regulating the discharge of materials into the environment. Similar laws apply in many of the foreign jurisdictions in which we operate. Although our operations have not been significantly affected by compliance issues in the past, we cannot predict the impact environmental regulations may have in the future. We do not anticipate making any material capital expenditures for environmental control purposes in the foreseeable future.

Employees
As of June 30, 2002, we had 90 employees, all of whom were employed on a full-time basis. We are not a party to a collective bargaining agreement with our employees and we believe that our relationship with our employees is satisfactory.

Legal Proceedings
On June 27, 2002, Pacific filed a complaint against Infinity in the Unites States District Court for the Southern District of New York entitled Pacific CMA, Inc. v. InfinityVentures.Net, Inc., (Index No. 02 Civ. 4957 (HB) ), which contains causes of action for failure of consideration, impossibility of performance, mistake, unjust enrichment and declaratory judgment.

The complaint is based upon a Stock Purchase Agreement entered into between Pacific and Infinity on or about December 4, 2001, pursuant to which Pacific transferred 1,100,000 shares of Pacific common stock to Infinity (the "Shares"). Under the Stock Purchase Agreement, Infinity paid $.0001 for each of the 1,100,000 Shares, or a total sum of $110. However, Pacific had a "Call Right" under the Stock Purchase Agreement which gave Pacific the right to repurchase the Shares for the same price that Infinity paid unless Infinity exercised a "Release Right" that it had under the Stock Purchase Agreement, which required Infinity to pay Pacific a minimum of $1.82 for every Pacific Share it wanted to prevent Pacific from calling pursuant to the "Call Right." Pacific's "Call Right" and Infinity's "Release Right" became exercisable within a certain number of days after a Registration Statement filed for the Pacific Shares became effective. However, the United States Securities and Exchange Commission would not consent to the registration of the Shares because it determined that Infinity was not "irrevocably bound" under the Stock Purchase Agreement to purchase the Shares by exercising its "Release Right." Because the Shares could not be registered, and the Registration Statement never became effective, Pacific in its complaint seeks to rescind the Stock Purchase Agreement and to compel Infinity to return the 1,100,000 Shares.

On the same date that Pacific filed its complaint against Infinity, Pacific moved for a temporary restraining order and preliminary injunction enjoining Infinity from effectuating any transfer of the Shares until Pacific's motion for a preliminary injunction was determined. The Court granted Pacific's application for a temporary restraining order and set a date for the hearing of the motion. Prior to the hearing of Pacific's motion for a preliminary injunction, the parties stipulated to an extension of the temporary restraining order through December 1, 2002 and a trial on the merits of Pacific's complaint prior to that date.

Properties

New York: 153-04 Rockaway Blvd., Jamaica, NY, 11434, USA. It is a leased property.

Hong Kong town office: is located at Unit D, 11/F, Garment Centre, 576-586 Castle Peak Road, Cheung Sha Wan, Kowloon. It is a leased property.

Hong Kong Air Freight Warehouse: is located at Unit 259, 2/F, Airport Freight Forwarding Center, 2 Chun Wan Road, Chek Lap Kok, Hong Kong. It is a leased property.

Hong Kong Sea Freight Warehouse: located at Unit 303B, 4/F, H.I.D.C., Kwai Chung Container Port 4, Container Port Road South, Kwai Chung, New Territories, Hong Kong. It has a gross floor area of approximately 38,000 square feet. It is a leased property.

Shenzhen Yantian Warehouse: is located at No.3 Yantian International Container Terminal Warehouse, Shatoujiao, and Shenzhen, China. We appointed the warehouse as the CFS station to act on our behalf to receive sea freight cargo from suppliers.

Guangzhou Office: is located at Room 503, Yungang Hotel, Grangzhou Baiyun International Airgport, 510405, China. It is a leased property

Recent Events

On April 30, 2002, the Company completed the acquisition of the 81% controlling interest in Airgate International Corporation. (`Airgate'), a privately held company that provides New York based logistics and freight forwarding services. The total acquisition cost was approximately $2,960,000, including the payment of $1,500,000, of which $300,000 was paid in cash and $1,200,000 was financed, the issuance of 1.7 million shares of common stock valued at approximately $1,360,000 and approximately $100,000 of transaction costs. The consideration was determined solely through negotiations among the parties.

                                   MANAGEMENT

The names and ages of Pacific CMA's executive officers and directors as of September 18, 2002 are as follows:

Name                         Age  Positions Held and Tenure

Alfred Lam                    49  Chairman, Treasurer and Director since
                                  December 31, 2000
Louisa Chan                   43  Director since December 31, 2000
Scott Turner                  48  President and Director since December 31, 2000
Kaze Chan                     37  Executive Vice President
Henrik M. Christensen         46  Executive Vice President
Bill Calandra                 59  Executive Vice President
Terrence de Kretser           33   Vice President
Rango Lam                     30  Company secretary
Daisy Law                     28  Chief Financial Officer



--------------------------------------------------------------------------------
Alfred Lam - Chairman, Treasurer and Director
--------------------------------------------------------------------------------
98-date              AGI Logistics (HK) Ltd         Managing Director
--------------------------------------------------------------------------------
77-98                AWT World Transport (HK) Ltd   Managing Director & Chairman
--------------------------------------------------------------------------------
Louisa Chan - Director (wife of Alfred Lam)
--------------------------------------------------------------------------------
94-95                AWT World Transport (HK) Ltd   Executive Director
--------------------------------------------------------------------------------
Kaze Chan - Executive Vice President
--------------------------------------------------------------------------------
98-date              AGI Logistics (HK) Ltd         Sales Director / General
                                                                     Manager
--------------------------------------------------------------------------------
96-98                AWT World Transport (HK) Ltd   Deputy Ocean Director
--------------------------------------------------------------------------------
93-96                Northwest Airlines Inc         Account Manager
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Henrik M Christensen - Executive Vice President
--------------------------------------------------------------------------------
2000                 AGI Logistics (Hong Kong) Limited  Marketing Director
--------------------------------------------------------------------------------
96-99                FSU Freight Ltd / ShippingPoint.com Limited
                                                        General Manager
--------------------------------------------------------------------------------
90-96                Spedition Services Ltd             General Manager
--------------------------------------------------------------------------------
Mr. Bill Calandra - Executive Vice President
--------------------------------------------------------------------------------
02-date              Pacific CMA, Inc.                  Executive Vice President
--------------------------------------------------------------------------------
96-02                World Connect Ltd                  Executive Vice President
--------------------------------------------------------------------------------
94-96                AWT World Transport (HK)           Executive Vice President
--------------------------------------------------------------------------------
Terrence De Kretser - Vice President
--------------------------------------------------------------------------------
98-date              AGI Logistics (Hong Kong) Limited  Vice President  -
                                                        Sales & Marketing
--------------------------------------------------------------------------------
90-98                Hecny Transportation Limited       Sales & Import  Manager
--------------------------------------------------------------------------------
Rango Lam - Company Secretary
--------------------------------------------------------------------------------
99-date              AGI Logistics (HK) Ltd             Company Secretary
--------------------------------------------------------------------------------
96-99                World Connect (HK) Ltd             Senior Secretary / Sales
                                                        & Marketing Manager
--------------------------------------------------------------------------------
94-96                AWT World Transport (HK) Ltd       Executive Secretary
--------------------------------------------------------------------------------
Daisy Law - Chief Financial Officer
--------------------------------------------------------------------------------
2000- date           AGI Logistics (Hong Kong) Limited  Chief Financial Officer
--------------------------------------------------------------------------------
96-00                Messrs. Paul W.C. Ho & Co, C.P.A.  Senior Audit Supervisor
--------------------------------------------------------------------------------

Mr. Alfred Lam, age 49, is the Chairman of the Company. He is responsible for overall strategic planning, formulation of corporate strategy, management and administration of the Company. He has over 22 years of experience in the freight forwarding industry during which period he established extensive relationships with airlines, shipping lines, customers and overseas agents. Prior to operating the Company, he was the chairman of a publicly listed freight forwarding company in Hong Kong. Under his management, the group ran smoothly and expanded rapidly, achieving a remarkable business record.

Mr. Scott Turner, age 48, President and co-founder of Airgate International Corporation in New York. He has over 26 years in experience in the freight forwarding industry.

Mr. Kaze Chan, age 37, is the general manager and Co-founder of the company. He is responsible for all freight activities in Hong Kong, China, Europe, and the U.S. He holds a masters degree of arts in urban studies from Michigan State University in the United States. Prior to joining the company, he previously held senior management positions in Northwest Cargo and a publicly listed freight forwarding company.

Mr. Henrik M. Christensen, age 47, Executive Vice President. Henrik has 28 years of global shipping and logistics experience, including Denmark, England, Africa, and Hong Kong. Starting as an apprentice in Copenhagen in 1970, he graduated from Koebenhavn's Koebmanskole in 1974, and worked with Kuehne & Nagel until 1986 when he founded Gator International in Dar es Salaam, Lilongwe and Blantyre. In 1990, he co-founded Spedition Services Ltd., a pioneer of transport links between Moscow, London and other CIS locations. Henrik arrived in Hong Kong in 1996 to establish FSU Freight Ltd and ShippingPoint.com Limited. Henrik is a Fellow of the United Kingdom's Institute of Freight Forwarders.

Mr. Bill Calandra, age 59, Executive Vice President. Bill has 13 years of experience in the transpiration and logistic services. He started his career with Flying Tigers Air Cargo Airlines in 1969. After five years with Flying Tigers, he started his own company in the customs brokerage business in San Francisco. During the next 11 years, he provided customs brokerage and transportation service for the following accounts: The Gap, Levi Strauss, Chaps, Esprit, and Koret of California. Subsequently, Bill joined AWT World Transport in Hong Kong with the responsibility of developing a door-to-door China total distribution plan with Yellow Freight Systems in North America.

Mr Terrence de Kretser, age 33, is the vice president of the Company and manages US West Coast operations. He is also responsible for the group's international sales & marketing activities and overall strategic planning and operations. He has over 15 years of experience in air and sea freight forwarding. Prior to joining the Company, he worked for HTL Logistics (Pvt) Ltd, Colombo, Sri Lanka.

Ms Rango Lam, age 29, is the company secretary of the group. She is responsible for group's corporate secretarial work. She has over nine years of experience in air and sea freight forwarding, principally in the areas of operations, sales and marketing. Prior to joining the Company, she was employed by Benair Freight Hong Kong Limited and World Connect Limited.

Ms Daisy Law, age 28, is the accountant for the Company. She graduated from the Chinese University of Hong Kong with an honors bachelor degree in business administration in professional accountancy in 1995. She is now a member of the Hong Kong Society of Accountants and the Association of Chartered Certified Accountants. She was previously employed for five years as a C.P.A. with a private firm. Before coming to Pacific CMA, she held the title of Senior Audit Supervisor.

EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid or earned by our Chief Executive Officer and our executive officers, who received or earned cash and non-cash salary and bonus of more then $100,000, for the fiscal year ended December 31, 2001.

Summary Compensation Table
Name                       Year                       Salary
----                       ----                       ------
Mr. Alfred Lam              2001                      $50,000
                            2000                      $50,000
                            1999                      $46,153

Employment Agreements

Though we do not have any written employment agreements with any of the persons who serves as our executive officers during the year ended December 31, 2001, we have an oral agreement with Mr. Lam that he will be paid annual salary of $50,000 during the year ending December 31, 2002.

Board Compensation

Directors of both Pacific CMA and AGI do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending board or committee meetings.

Stock Option Plan

Pacific CMA, Inc. has a stock option plan:

Name of Plan: 2000 Stock Plan

Who is eligible: Officers, key employees, and other persons as a means of attracting & retaining such persons for the long-term success of the corporation

Who selects recipients: Mr. Alfred Lam

Plan approved by shareholders: September 1, 2000.

Grants in prior fiscal year: None

Indemnification of Directors and Officers

Colorado law permits a Colorado corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for monetary damages except for liability resulting from:

Breach of a director's duty of loyalty to it or its shareholders.

Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Violations of section 7-108-403 of the Colorado business corporation.

Transactions from which a director directly or indirectly derived an improper benefit.

Its articles of incorporation contain a provision, which limits the liability of its directors and officers to the maximum extent permitted by Colorado law.

In addition, its bylaws provide that Pacific CMA will, to the fullest extent permitted by Colorado law in effect from time to time, indemnify and hold harmless its officers and directors from and against all expense, liability and loss, including attorneys' fees, actually and reasonably incurred by them in connection with civil, criminal, administrative or investigative actions, suits or proceedings. The bylaws further provide that Pacific CMA may, by action of the board of directors, provide indemnification to its employees and agents with the same scope and effect as the indemnification of its officers and directors. Pacific CMA is permitted under the bylaws to purchase and maintain insurance and to advance expenses to directors and officers and others to cover the costs of defending a proceeding.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2001, we engaged in the following transactions:

                                                                                                2001

   Loan advanced to Sparkle Shipping (China) Limited                                           $115,385
   Proceeds from disposal of AGI Logistics (Shenzhen) Limited                                  $150,000
   Payment of freight cost to AGI Freight Services Inc. and AGI Logistics
   (Shenzhen)                                                                                  $(62,295)
   Ltd.
   Received freight income from AGI Freight Services Inc. and AGI Logistics                    $109,058
   (Shenzhen) Ltd.


Mr. Lam and/or Ms. L. Chan, his wife, or their affiliates are directors of all of the companies set forth above.

As of December 31, 2001, general banking and loan facilities granted by various bankers to us were secured by Alfred Lam and Louisa Chan's personal guarantees amounting to $2,990,763.

As of December 31, 2001, the balance due from AGI Logistics (HK) Limited and its subsidiaries to Alfred Lam amounting to $3,675 was unsecured, interest-free and had no fixed repayment terms.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth ownership of Pacific CMA's common stock as of June 30, 2002 by each shareholder known by it to own beneficially more than 5% of the common stock

Each executive officer

Each director

All directors and executive officers as a group

Name                                    Number of Shares        Percentage

Alfred Lam                              17,000,000                  73.3%
AGI Logistics
Unit D, 11/F, Garment Center,
576-586 Castle Peak Road,
Cheung Sha Wan, Kowloon,
Hong Kong
All directors and named executive officers
as a group (3                           17,850,000                  77.0%
persons)[1]

[1] Mr. Turner and Ms. Chan, also directors of Pacific CMA, where Mr Turner own 850,000 shares of common stock and Ms. Chan own no stock.

This table is based upon information derived from Pacific CMA's stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Pacific CMA believes that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 23,174,550 shares outstanding (including 1,100,000 share hold by Infinity Ventures, Net Inc.) as of June 30, 2002.

                    DESCRIPTION OF PACIFIC CMA CAPITAL STOCK

                          Authorized Capital Stock                 Shares Of Capital Stock Outstanding
Common                                100,000,000                                          23,174,550
Preferred                              10,000,000                                                None


Common stock

Pacific CMA is authorized to issue 100,000,000 shares of no value par common stock. As of June 30, 2002, there were 23,174,550 shares of common stock outstanding held of record by 340 stockholders.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Preferred stock

Pacific CMA is authorized to issue 10,000,000 shares of preferred stock. There are no shares of preferred stock outstanding. Pacific CMA has no plans to issue any shares of preferred stock.

Transfer Agent And Registrar

Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 is the transfer agent and registrar for Pacific CMA's common stock.

PLAN OF DISTRIBUTION

We are offering the shares on a "best efforts" basis directly through our officers and directors, who will not receive any commissions or other remuneration of any kind for selling shares in this offering, other than reimbursements of offering expenses incurred by them. This offering will commence promptly after the effectiveness of the registration statement which this prospectus is a part. This offering will be made on a continuous basis for a period of 90 days, unless extended by us in our sole discretion, for up to an additional 90 days. This offering may be terminated by us earlier if we sell all of the shares being offered or we decide to cease selling efforts.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. We may sell shares from time to time in one or more transactions directly by us or, alternatively, we may offer the shares through brokers or sales agents, who may receive compensation in the form of commissions or fees. We anticipate that we will enter into several agreements with several sales agents to assist us in identifying and contacting potential investors. Under these agreements, we have generally agreed to pay these sales agents fees based on a percentage (not exceeding 10% of the aggregate purchase price of shares sold by us to the investors identified and contacted by these sales agents. These agreements may, in some cases, provide that we reimburse these sales agents for out-of-pocket expenses incurred in connection with their engagement. Any broker, dealer or sales agent that participates in the distribution of shares may be deemed to be an underwriter, and any profits on the sale of the shares by any such broker, dealer or sales agent and any commissions and fees received by any such broker, dealer or sales agents may be deemed to be underwriting compensation under the Securities Act.

The shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states. To comply with the securities laws of certain jurisdictions, as applicable, the shares may be required to be offered and sold only through registered or licensed brokers or dealers. If such registered or licensed brokers or dealers are engaged, the total commission and fees paid to such brokers and dealers in connection with the sale of shares will not exceed 10 % of the selling price of the shares.

In connection with their selling efforts in the offering, our officers and directors will not register as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934, but rather will rely upon the "safe harbor" provisions of Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer's securities. The conditions to obtaining this exemption include the following:

        o None of the selling persons are subject to a statutory disqualification, as that term is defined in Section 3(a)
                      (39) of the Exchange Act, at the time of participation;

        o None of the selling persons are compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

        o None of the selling persons are, at the time of participation, an associated person of a broker or dealer, and

        o All of the selling persons meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform or are intending primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities, and (B) are not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and (C) do not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on this rule.

Following acceptance of the subscription, all funds will be held in account with Wells Fargo Bank until at least 500,000 shares are sold, at which time the initial closing of the sale of shares under this Prospectus will occur and the funds will be delivered to the Company. If the initial closing does not occur by ninety days from the effective date of this registration statement, we may extend the offering date for an additional 90 days until ___________. If this threshold is not reached within the prescribed time, all funds placed in the escrow account will be promptly returned, without interest or deduction. Subscribers will have no right to the return of their funds during the term of the escrow. Following the initial closing of the sale of the minimum number of shares, we may continue to offer the remaining shares on the same terms as set forth in this Prospectus until [ ], on which date the offering will terminate.

Our officers, directors, existing stockholders and affiliates may purchase shares in this offering and there is no limit to the number of shares they may purchase.
                      COMMON STOCK ELIGIBLE FOR FUTURE SALE

If Pacific CMA's shareholders sell substantial amounts of the common stock in the public market following this offering, the prevailing market price of the common stock could decline, as well as Pacific CMA's ability to raise equity capital in the future. Upon the closing of this offering and assuming all shares of common stock available for sale herein are sold, Pacific CMA will have outstanding an aggregate of 23,174,550 shares of common stock, including the common stock being offered herein. All of the common stock sold in this offering will be freely tradable without restriction and other shares of Pacific CMA's common stock will be eligible for sale in the public market as follows:


Number of Shares Nature of Shares                                    When Available for Sale

12,000,000       Originally issued to one individual shareholder in  The shares constitute "restricted securities" as
                 December,1994, at the time of formation of Pacific  defined in Rule 144. Therefore, the holders of
                 CMA, Inc., as a blind pool or blank check company.  such shares may generally make resales, or may
                 A total of 11,871,563 such shares were              request removal of restrictions upon resale,
                 subsequently sold in various private transactions   through compliance with the provisions of Rule
                 by the original shareholder. A portion of the       144. However, eligibility for resale of these
                 shares which were sold by the original shareholder  shares in accordance with Rule 144 may be limited
                 have been subsequently sold in private              by a recent SEC interpretation that, in certain
                 transactions by the purchasers, or transferred by   facts and circumstances, Rule 144 is not
                 gift.                                               available for any resales of shares which were
                                                                     originally issued to promoters or affiliates
                                                                     of blind pool or blank check companies.
                                                                     To the extent holders of these shares may
                                                                     not rely on Rule 144 to make resales, such shares
                                                                     are eligible for resale only pursuant to registration
                                                                     statement.

8,000,000        On August 28, 2000, Pacific CMA, Inc.               The shares constitute "restricted securites"
                 issued 8,000,000 shares in a share exchange         as defined in Rule 144. Therefore, they are
                 transaction in exchange for all of the issued and   eligible for resale through compliance with the provisions of
                 outstanding shares of AGI Logistics (HK), Ltd.      Rule 144.
                 The exchange was accomplished in reliance upon exemptions
                 from registration under Section 4(2) of the Securities
                 Act of 1933 and Regulation D promulgated thereunder.



400,000          On December 5, 2000, Pacific CMA, Inc. issued       Stock is freely tradable without restriction or
                 400,000 shares to various business consultants as   transfer on resale.
                 compensation for services. Such shares were issued
                 pursuant to a registration statement on Form S-8.

                       WHERE YOU CAN FIND MORE INFORMATION

Pacific CMA is subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, files reports, information statements or other information with the Commission. This prospectus constitutes the prospectus of Pacific CMA that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and may be available at the following Regional Offices of the Commission:
Northwestern Atrium Center, 175 W. Jackson Boulevard, Chicago, Illinois 60604 and 233 Broadway, New York, New York 10275. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

Pacific CMA has filed a registration statement on Form SB-2 relating to the securities offered in this offering with the Securities and Exchange Commission. The prospectus does not contain all of the information set forth in that registration statement. For further information with respect to us and to the securities offered in this offering, you may review that registration statement, including the exhibits thereto. Statements contained in this prospectus as to the content of any contract or other document referred to in this prospectus are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference thereto.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any security offered by this Shares prospectus, or an offer to sell or a solicitation of an offer to buy, any security by any person in any jurisdiction in which any offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

EXPERTS

The financial statements of Pacific CMA, Inc. as of December 31, 2001, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended included in this prospectus are in reliance on the report of Moores Rowland, independent certified public accountants, given on the authority of that firm as experts in auditing.

LEGAL MATTERS
The validity of the shares of Pacific CMA common stock being offered by this prospectus are being passed upon for us.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                   Page No.

Audited Financial Statement for the Year Ended December 31, 2001 and 2000
Independent Auditors Report                                                                           37
Consolidated Statement of Operations                                                                  38
  For the years ended December 31, 2001, 2000 and 1999
Consolidated Balance Sheet                                                                            39
  For the year ended December 31, 2001 and 2000
Consolidated Statements of Stockholders' Equity                                                       41
   For the years ended December 31, 2001, 2000 and 1999
Consolidated Statements of Cash Flows
   For the years ended December 31, 2001, 2000 and 1999
Notes to the Financial Statements                                                                     44
   For the years ended December 31, 2001, 2000 and 1999

Unaudited Financial Statement for the Period Ended June 30, 2002 and 2001
Condensed Consolidated Balance Sheets                                                                 62
Condensed Consolidated Statements of Operations                                                       63
Condensed Consolidated Statements of Cash Flows                                                       64
Notes to the Condensed Consolidated Financial Statements                                              66


INDEPENDENT AUDITORS REPORT

To the Board of Directors and Shareholders of Pacific CMA, Inc.

We have audited the accompanying consolidated balance sheets of Pacific CMA, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2001 and 2000 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


Moores Rowland
Chartered Accountants
Certified Public Accountants
Hong Kong

Date: March 28, 2002

Pacific CMA, Inc.

Consolidated Statements of Operations
For the years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                                                               2001                 2000                    1999
                                                                US$                  US$                     US$

Freight forwarding income                                    13,788,479           14,169,226             9,191,572
                                                         ------------------    -------------------   -------------------
Operating expenses

Cost of forwarding                                          (11,054,263)         (11,290,129)           (7,747,019)
Selling and administrative expenses                          (2,313,228)          (1,822,369)             (964,668)
Depreciation                                                   (199,352)            (105,759)              (47,009)
                                                         ------------------    -------------------   -------------------

Total operating expenses                                    (13,566,843)         (13,218,257)           (8,758,696)
                                                         ------------------    -------------------   -------------------

Income from operations                                          221,636              950,969               432,876
                                                         ------------------    -------------------   -------------------
Non-operating income (expense)
Interest and other income                                        68,699               64,725                 4,682
Interest expense                                                (24,123)              (5,304)                 (754)
Amortisation of goodwill                                         (1,535)              (1,537)                    -
Gain on disposal of a subsidiary                                 19,729                    -                     -
Deferred offering cost written off                              (40,545)                   -                     -
                                                         ------------------    -------------------   -------------------
Net non-operating income                                         22,225               57,884                 3,928
                                                         ------------------    -------------------   -------------------
Income before income taxes                                      243,861            1,008,853               436,804
Provision for income taxes (note 6)                             (68,911)            (167,655)              (73,521)
                                                         ------------------    -------------------   -------------------
Net income                                                      174,950              841,198               363,283

Other comprehensive loss
Foreign currency translation adjustments                         (5,413)                (695)               (2,217)
                                                         ------------------    -------------------   -------------------

Comprehensive income                                            169,537              840,503               361,066
                                                       ==================    ===================   ===================
Net income per share
Weighted average number of shares outstanding (Note 3)
Basic                                                        20,884,975           18,166,120            17,000,000
                                                         ==================    ===================   ===================


Diluted                                                      20,999,828           18,232,787            17,000,000
                                                         ==================    ===================   ===================
Net income per share of common stock
- Basic and Diluted (Note 3)                                    US$0.01              US$0.05               US$0.02
                                                         ==================    ===================   ===================


The financial statements should be read in conjunction with the accompanying notes.

Pacific CMA, Inc.

Consolidated Balance Sheet
For the years ended December 31, 2001 and 2000
--------------------------------------------------------------------------------

                                                        2001                  2000
                                                         US$                   US$
ASSETS

Current assets
Cash and cash equivalents                              2,263,507            2,345,816

Fixed deposits                                            28,861               27,708

Trade receivables                                      3,217,839            2,753,215

Deposits, prepayments and other                          414,476              168,870

Loan receivable (note 4)                                 435,385                    -

Tax refundable                                            24,453                  755
                                                     ---------------       -------------
Total current assets                                   6,384,521            5,296,364
Property, plant and equipment, net (note 5)              305,679              360,881
Goodwill                                                   4,605                6,149

Deferred taxes                                            12,815                   -
Deferred offering costs                                        -              225,364
                                                     ---------------       -------------
Total assets                                           6,707,620            5,888,758
                                                     ===============       =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade payables                                         2,683,250            1,984,381
Accrued charges and other creditors                      182,880              193,004
Deposit received                                               -               12,382
Due to a director (note 10)                                3,675                1,913
Obligations under hire purchase contracts
     - current portion (note 7)                           33,548               49,222
Debt maturing within one year (note 8)                   232,667                   -
Income tax payable                                             -               89,577
                                                     ---------------       -------------


Total current liabilities                              3,136,020            2,330,479
Obligations under hire purchase contracts
     - non-current portion (note 7)                       19,961               28,767
Deferred taxes                                                 -               14,495
                                                     ---------------       -------------


Total liabilities                                      3,155,981            2,373,741
                                                     ---------------       -------------

Commitments and Contingencies (note 9)

Stockholders' equity
Common stock with no par value (note 1)                   51,165                4,080
Treasury stock                                          (180,000)                   -
Additional paid-in capital                             1,966,718            1,966,718
Other comprehensive loss                                  (8,325)              (2,912)
Retained earnings                                      1,722,081            1,547,131
                                                     ---------------       -------------
Total stockholders' equity                             3,551,639            3,515,017
                                                     ---------------       -------------
Total liabilities and stockholders' equity             6,707,620            5,888,758
                                                     ===============       =============

Approved by the Board of Directors on  March 28, 2002

Alfred Lam                                                       Louisa Chan
Director                                                          Director

The financial statements should be read in conjunction with the accompanying notes.

Pacific CMA, Inc.

Consolidated Statements of Stockholders' Equity For the years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                                                                               Additional       Other
                                                                                paid-in      comprehensive    Retained
                              Ordinary stock            Treasury stock          capital         loss          earnings     Total
                          ------------------------  ------------------------  -------------  ---------------  ----------  ---------
                               Number       US$         Number       US$           US$            US$            US$         US$


     Balance as of
        January 1, 1999     17,000,000     3,400             -         -        641,918               -        342,650     987,968

     Stockholders'
        contributions               -         -              -         -          5,275               -             -        5,275

     Net income                     -         -              -         -             -                -        363,283     363,283

     Translation
        adjustments                 -         -              -         -             -           (2,217)            -       (2,217)
                          -------------  ---------  -----------  -----------   -----------   ---------------  ----------  ---------

     Balance as of
        December 31, 1999   17,000,000     3,400             -         -        647,193          (2,217)       705,933   1,354,309

     Stockholders'
        contributions               -         -              -         -      1,280,405               -            -     1,280,405

     Issue of common
        stock                3,000,000       600             -         -             -                -           -            600

     Issue of common
        stock                  400,000        80             -         -         39,120               -           -         39,200

     Net income                     -         -              -         -             -                -     841,198        841,198

     Translation
        adjustments                 -         -              -         -             -             (695)          -           (695)
                          -------------  ---------  -----------  -----------   -----------   --------------   ---------- -----------

     Balance as of
        December 31, 2000   20,400,000     4,080             -         -      1,966,718          (2,912)  1,547,131      3,515,017

     Issue of common
        stock                  533,300     8,250             -         -             -                -           -          8,250

     Stock grant               215,750    38,835             -         -             -                -           -         38,835

     Return to treasury     (1,000,000)       -       1,000,000     (180,000)        -                -           -       (180,000)

     Net income                     -         -              -         -             -                -     174,950        174,950

     Translation
        adjustments                 -         -              -         -             -           (5,413)          -         (5,413)
                          -------------  ---------   ----------  ------------  -----------   ----------  ------------     ---------


     Balance as of
        December 31, 2001   20,149,050    51,165      1,000,000    (180,000)  1,966,718          (8,325)   1,722,081     3,551,639
                          =============  =========   ===========  =========== ============    ============ ==========  ============


The financial statements should be read in conjunction with the accompanying notes.

Pacific CMA, Inc.

Consolidated Statements of Cash Flows
For the years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

                                                                      2001                 2000               1999
                                                                       US$                  US$                US$

Cash flows from operating activities:

    Net income                                                        174,950              841,198              363,283

Adjustments to reconcile net income to net cash provided by
operating activities
    Depreciation                                                      199,352              105,759               47,009
    Loss on disposal of property, plant and equipment                  15,040                4,114                1,879
    Amortisation of goodwill                                            1,535                1,537                    -
    Net gain on disposal of a subsidiary                              (19,728)                   -                    -
    Compensation cost                                                  38,835                    -                    -
    Deferred offering costs written off                                40,545                    -                    -
    Amortisation of organization costs                                      -                    -                   40

Changes in working capital:
    Tax refundable                                                    (23,699)              (1,510)                   -
    Deposit received                                                  (12,363)              12,382                    -
    Trade receivables                                                (470,033)            (561,423)            (158,145)
    Deposits, prepayments and other                                  (381,174)              39,336             (166,080)
    Trade payables                                                    702,498              568,849              (68,512)

    Accrued charges and other creditors                                   386               66,519              107,270
    Income tax payable                                                (89,439)             (42,359)              69,123
    Deferred taxes                                                    (27,288)               7,876                4,398
                                                               ----------------     ---------------      ---------------

Net cash provided by operating activities                             149,417            1,042,278              200,265
                                                               ----------------     ---------------      ---------------
Cash flows from investing activities:
    Acquisition of property, plant and equipment                     (174,412)            (221,389)            (180,149)
    Loan receivables                                                 (435,385)                   -                    -
    Sales proceeds from disposal of a subsidiary                      149,888                    -                    -
    Sales proceeds from disposal of property, plant and
      equipment                                                        14,668                7,447                1,156
    Due from other related parties                                          -              368,436             (346,533)
    Acquisition of subsidiaries                                             -              (69,055)                   -
                                                               ----------------     ---------------      ---------------

Net cash (used in) provided by investing activities                  (445,241)              85,439             (525,526)
                                                               ----------------     ---------------      ---------------
Cash flows from financing activities:

    Capital element of hire purchase payments                        (106,155)             (22,471)              (2,052)
    Advances from / to a director                                       1,765               54,023               (1,189)
    Fixed deposits                                                     (1,196)              (1,299)                   -
    Inception of other loans                                          232,667                    -                    -
    Inception of new hire purchase contracts                           81,795                    -                    -
    Additional paid-in capital                                              -            1,319,525                5,275
    Deferred offering costs                                                 -             (225,364)                   -
    Issue of common stock                                               8,250                  680                    -
                                                               ----------------     ---------------      ---------------

Net cash provided by financing activities                             217,126            1,125,094                2,034
                                                               ----------------     ---------------      ---------------

Net increase (decrease) in cash and cash equivalents                  (78,698)           2,252,811             (323,227)
Exchange differences                                                   (3,611)                 (45)                   -
Cash and cash equivalents at beginning of year                      2,345,816               93,050              416,277
                                                               ----------------     ---------------      ---------------

Cash and cash equivalents at end of year                            2,263,507            2,345,816               93,050
                                                               ================     ===============      ===============

The financial statements should be read in conjunction with the accompanying notes.

Pacific CMA, Inc.

Notes to the Financial Statements
the years ended December 31, 2001, 2000 and 1999
--------------------------------------------------------------------------------

1.       ORGANIZATION AND PRINCIPAL ACTIVITIES

         The Company was initially incorporated under the laws of the State of Colorado on December 29, 1994. After engaging in minimal activity related to its business plan, the Company's activities ceased in early 1995, and the Company became inactive until its reinstatement by the Colorado Secretary of State on September 25, 1998.


         The Company's articles of incorporation authorize up to 100,000,000 shares of common stock, no par value per share. From the Company's date of inception to August 28, 2000, the Company had issued an aggregate of 12,000,000 shares of common stock.

         On August 28, 2000, the Company acquired AGI Logistics (Hong Kong) Limited, a Hong Kong corporation ("AGI"). The acquisition was brought about by transactions that are memorialized in two agreements: (1) Stock Purchase Agreement, by Lam King Ko, Alfred ("Mr. Lam") and by the Selling Stockholders. Pursuant to the terms of the Stock Purchase Agreement, Mr. Lam purchased 9,000,000 shares of the Company's common stock from the selling stockholders. (2) Stock Exchange Agreement, by and between the Company's then-current management and an authorized representative of Buller Services Corporation, a British Virgin Islands International Business Company ("Buller"). Mr. Lam is the sole beneficial owner of Buller, which, prior to the Stock Exchange Agreement becoming effective, was the sole shareholder of AGI. Pursuant to the terms of the Stock Exchange Agreement, the Company acquired 15,000,000 shares of AGI's common stock from Buller, and, in exchange, the Company issued 8,000,000 shares of its common stock to Buller. AGI became a wholly owned subsidiary of the Company.

         The acquisition of AGI, for accounting purposes, has been treated as the acquisition of the Company by AGI with AGI as the accounting acquirer ("reverse acquisition"). On this basis, the historical ordinary stock and stockholders' equity amounts have been retroactively restated to reflect the 17,000,000 shares issued to Mr. Lam as outstanding for all periods presented with the remaining shares owned by the former shareholders of the Company reflected as if issued in a capital transaction on the date of the acquisition. The difference between par value of the Company's and AGI's common stock has been reported in additional paid-in capital.

         On September 1, 2000, the Company issued 400,000 shares of its common stock to certain consultants for professional services rendered and to be rendered to the Company valued at $39,200, which is the fair value of the stock issued. The unit share price and thus the fair value of stock was determined by management by reference to the Company's future earning potential. Management believes that this value is comparable to the values of similar services offered by other services providers in the market. The initial terms of services in the agreement will last for two to three years until December 31, 2003. The amount of $39,200 was expensed during 2000.

         Immediately prior to the effectiveness of the agreements, the Company's issued and outstanding capitalization consisted of 12,000,000 shares of common stock and no shares of preferred stock. Immediately thereafter, it consisted of no shares of preferred stock and 20,400,000 shares of common stock of which 83% was owned by Mr. Lam.

         During the period from February, 20, 2001 to June 30, 2001, an aggregate of 533,300 shares of common stock has been issued at a price of $0.25 per share pursuant to a private placement. The proceeds from this issue, net of issuing expenses of $125,075, was credited to additional paid-in-capital.

         Details of the private placement are documented in the private placement memorandum dated March 31, 2001. The aggregate number of 533,300 shares of common stock issued pursuant to the private placement have been registered for resale under a prospectus filed on August 21, 2001.

         On September 1, 2001 and November 14, 2001, an aggregate of 215,750 shares of common stock was issued pursuant to the Company's 2000 Stock Plan (note 3). These shares are valued at approximately $38,835.

         On November 27, 2001, 1,000,000 shares of common stock have been cancelled and debited as treasury stock. The fair value of shares cancelled was $180,000.

         Pursuant to a an agreement (the "Stock Purchase Agreement") dated December 4, 2001 entered into between InfinityVentures Net, Inc. (the "Selling Shareholder") and the Company, 1,100,000 shares of common stock were issued to the Selling Shareholder at an initial purchase price of $0.0001 per share on December 19, 2001. These 1,100,000 shares were issued in a stock purchase transaction which was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 or Rule 505 or 506 promulgated thereunder. The Stock Purchase Agreement contained several rights and obligations between the parties which have the effect of changing the actual purchase price for the shares. These included a "Call Right" which allowed the Company to repurchase the shares unless the Selling Shareholder contributed additional capital to the Company, a "Release Right" which allowed the Selling Shareholder to cancel the Company's call right by contributing additional capital, and a "Put Right" which required the Company to repurchase a portion of the shares in certain circumstances.

         In conjunction with the Stock Purchase Agreement, pursuant to a private placement prospectus filed on December 26, 2001, the Selling Shareholder intended to offer these 1,100,000 shares of common stock at market price. However, there was a dispute with the Selling Shareholder concerning the issue of whether the shares, with the understanding that they would be subject to the Company's call right, remained valid even though it was not possible to get the registration statement for the shares approved by the SEC. The SEC would not accept the structure of the transaction unless the Selling Shareholder was legally obligated to pay the additional consideration. The Selling Shareholder refused to agree to an unconditional obligation to pay for the shares so it was not possible to get the registration statement approved to the transaction. For this reason, a "Request for Withdrawal" for the private placement was filed on February 8, 2002. These 1,100,000 shares of common stock were then cancelled and the initial purchase price of $110 was returned to the Selling Shareholder.

         For accounting purposes, these 1,100,000 shares of common stock were excluded from the outstanding capital stock of the Company to reflect the substance of the whole transaction.

         As of December 31, 2001, the Company's issued and outstanding capital stock comprised of 20,149,050 shares of common stock, 1,000,000 shares of treasury stock and no shares of preferred stock.

         From time to time, the Company may issue stock options pursuant to various agreements with other compensatory arrangements. Under the terms of various employment agreements with employees, the Company issued options to purchase 200,000 shares of the Company's common stock at an exercise price of $0.098 (the estimated fair market value on the date of grant was $0.098). The options vest over an 18-month period from the date of grant and expire on August 31, 2005.

         The details of the subsidiaries of the Company and their principal activities as of the date of this report are summarized below:


         Name of company                        Date of          Place of      Equity interest owned        Principal
                                               formation       incorporation      by the Company            activities

                                                                                Directly    Indirectly

         AGI Logistics (Hong Kong)            August 12, 1998     Hong Kong        100%          -            Freight
         Limited                                                                                           forwarding

         Sparkle Shipping, Godown,            June 2, 1999        Hong Kong          -          100%          Freight
         Wharf & Transp. Co., Limited                                                                      forwarding

         Guangzhou Huasheng                   December 2, 1998    Hong Kong          -          100%          Freight
         International Forwarding                                                                          forwarding
         Limited

         The acquisition of Sparkle Shipping, Godown, Wharf & Transp. Co., Limited was a reorganisation of companies under common control and has been accounted for effectively as a pooling of interests and the consolidated financial statements of the Company have been presented as if this subsidiary had been owned by the Company since its date of incorporation.
                                       46

2.       STOCK-BASED COMPENSATION

         Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" requires that an entity account for employee stock compensation under a fair value based method. However, SFAS 123 also allows an entity to continue to measure compensation cost for employee stock-based compensation using the intrinsic value based method of accounting prescribed by APB Opinion No.25, "Accounting for Stock Issued to Employees". The pro forma effect of applying the SFAS 123 fair value method of measuring compensation costs to the Company's stock-based awards was not significant to reported net income and earnings per share. All of the Company's share options are granted at not less than market value.


         Changes in outstanding options under the employee stock options are as follows:-


                                                          2001                                     2000
                                           ------------------------------------      ----------------------------------

                                             Options          Weighted-Average           Options       Weighted-Average
                                                                Exercise Price                          Exercise Price
                                            --------------     -----------------      ------------    ------------------
                                                                         US$                                    US$

         Granted during 2000 and              200,000                  0.098             200,000              0.098
         outstanding (exercisable)
         at end of year
                                            ==============     =================      ============    ==================

     As of December 31, 2001, the weighted-average exercise price of all outstanding options was $0.098 and the weighted-average remaining contractual life was 2.17 years.
                                       47

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        (a)      Principles of consolidation

                 The consolidated financial statements include the financial information of the Company, its majority-owned and controlled subsidiaries (collectively known as "the Group"). All material intercompany balances and transactions have been eliminated in consolidation.

        (b)      Statement of cash flows
                 For the purposes of the statement of cash flows, the Group considers all highly liquid debt instruments with an original maturity within three months to be cash equivalents.

        (c)      Comprehensive income
                 The Group adopted SFAS No. 130, "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements.

        (d)      Property, plant and equipment and depreciation
                 Property, plant and equipment is stated at cost less accumulated depreciation.

                 The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. Expenditures incurred after the assets have been put into operation, such as repairs and maintenance and overhaul costs, are normally recognized as expenses in the period in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the assets, the expenditure is capitalized.

                 When assets are sold or retired, their costs and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of operations.

                 Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives from the date on which they become fully operational and after taking into account their estimated residual values, using the straight-line method at the following rate per annum:

                       Furniture and fixtures                       3 years
                       Office equipment                             3 years
                       Motor vehicles                               3 years

                 The Group recognizes an impairment loss on property, plant and equipment when evidence, such as the sum of expected future cash flows (undiscounted and without interest charges), indicates that future operations will not produce sufficient revenue to cover the related future costs, including depreciation, and when the carrying amount of asset cannot be realized through sale. Measurement of the impairment loss is based on the fair value of the assets.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         (e)      Revenue recognition
                  Revenue represents income arising from freight forwarding services which is recognized when freight is received from the shipper (for import freight) or when freight leaves the carrier's terminal (for export freight) with accrual of the estimated direct costs to complete delivery of freight-in-transit.

         (f)      Leased assets
                  A hire purchase contract is a contract for hire of an asset which contains provision giving the hirer an option to acquire legal title to the asset upon the fulfilment of certain conditions stated in the contract. Property, plant and equipment held under hire purchase contracts are capitalized at their fair values at the date of acquisition. The corresponding liabilities to the hirer, net of interest charges, is included in the balance sheet as a hire purchase obligation and categorized under current or non-current liabilities.

                  Depreciation is provided on the cost of the assets on a straight-line basis over their estimated useful lives as set out in note 3(d) above. Finance charges implicit in the purchase payments are charged to the statement of operations over the periods of the contracts so as to produce an approximately constant periodic rate of charge on the remaining balances of the obligations for each accounting period.

         (g)      Operating leases

                  Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Rentals payable under operating leases are recognized as an expense on the straight-line basis over the lease terms.

         (h)      Income taxes
                  Provision for income and other related taxes have been provided in accordance with the tax rates and laws in effect in Hong Kong.

                  The Company and its subsidiaries did not carry on any business in the United States of America. No provision for withholding or U.S. federal income taxes or tax benefits on the undistributed earnings and / or losses of the Company and its subsidiaries has been provided as the earnings of the subsidiaries, in the opinion of the management, will be reinvested indefinitely.

                  The Group provides for deferred income taxes using the liability method, by which deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the financial statements.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         (i)      Foreign currency translation

                  The Company and its subsidiaries maintain their accounting books and records in Hong Kong Dollars ("HK$") and transactions involving foreign currencies are translated at the approximate rates of exchange existing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the year end are retranslated at the approximate rates of exchange existing at that date. Translation differences are included in the statement of operations.


         (j)      Uses of estimates
                  The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires the Group's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual amounts could differ from those estimates.

         (k)      Related party
                  Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence.

         (l)      Fair value of financial instruments
                  The estimated fair values for financial instruments under Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures about Fair Value of Financial Instruments", are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Group's financial instruments, which include cash trade receivables, trade payables and advances due from / to a director and related parties approximate their carrying value in the financial statements.

         (m)      Bad debts
                  The Group routinely assesses the financial strength of its customers. Credit losses are provided for in the financial statements in the form of an allowance for doubtful accounts, based upon past experiences and current market conditions.

         (n) Segment reporting The Group adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Group's results of operations and financial position were affected by the implementation of SFAS No. 131 as it operates in more than one line of business. Segment information is disclosed in note 16 to the financial statements.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

         (o)      Net income per share
                  According to the requirements of SFAS No. 128, "Earnings Per Share"("EPS"), basic earnings per share are computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding. The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the weighted-average number of shares outstanding is adjusted to include estimates of additional shares that would be issued if potentially dilutive common shares had been issued. In addition, income available to common stockholders is adjusted to include any changes in income or loss that would result from the assumed issuance of the dilutive common shares.

                  The following is a reconciliation of the numerator and denominator of basic and diluted earnings per share

                                                                   2000                               1999
                                2001
                  ---------------------------------  ---------------------------------  ---------------------------------
                    Income       Shares   Per-Share    Income       Shares   Per-Share    Income       Shares   Per-Share
                                            Amount                             Amount                             Amount
                   ---------  -----------  ---------  ---------    --------  ----------  ---------    --------  ----------
                     US$                      US$        US$                     US$        US$                     US$
   Net Income
   (Loss)          174,950                             841,198                            363,283
                  ---------                           ---------                          ---------


   Basic EPS
    Income (loss)
    available to
      common
    stockholders   174,950    20,884,975       0.01    841,198    18,166,120    0.05      363,283     17,000,000       0.02
                                           ========                           =======                               =======


   Effect of
      dilutive
      securities

   Stock options         -       114,853                    -         66,667                    -             -
                  ---------   ----------             ---------    ----------             ---------    ----------


   Diluted EPS
   Income (loss)
    available to
    common
    stockholders
    and assumed
    conversions    174,950    20,999,828       0.01    841,198    18,232,787    0.05      363,283      17,000,000      0.02
                   =======   ===========   =========  =========   =========== =========   =========    ===========   =======

(i) Stock options were granted to purchase 200,000 shares of common stock at an exercise price of $0.098 on September 1, 2000. These options are still outstanding at the end of December 31, 2001 and will expire on August 31, 2005.

(ii) On September 1, 2001, certain stock grants to purchase 176,000 shares of common stock were granted and exercised at an aggregate exercise price of $10 pursuant to the terms stipulated in the Company's 2000 Stock Plan. Another 39,750 shares of common stock were granted and exercised on November 14, 2001 at an exercise price of $nil.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT'D)

          (p)     Goodwill
                  Goodwill represents the excess of the cost of companies acquired over the fair value of their net assets at dates of acquisition and is amortised on a straight-line method over 5 years.

          (q)     Accounting pronouncements
                  There are no new accounting pronouncements for which adoption is expected to have a material effect on the Group's financial statements.

4.        LOAN RECEIVABLE

          Loan receivable amounting to $320,000 is due from a business partner. The amount is secured by personal guarantee of a director of the borrower, bearing interest at 8.5% per annum and repayable on or before May 30, 2002.

          The remaining amount of $115,385 is due from a company controlled by directors of the Company, which is unsecured, bearing interest at 6% per annum and has no fixed repayment term.

5.        PROPERTY, PLANT AND EQUIPMENT

                                                       2001               2000

                                                       US$                 US$

          Office equipment                           180,390           142,579

          Furniture and fixture                      255,181           219,076

          Motor vehicles                             204,804           154,015

          Container                                        -               769

          Less: Accumulated depreciation            (334,696)         (155,558)
                                                     --------         ---------
           Net book value                            305,679           360,881
                                                     =========        =========

                  As of December 31, 2000, the cost and accumulated depreciation of property, plant and equipment held under hire purchase contracts amounted to $93,523 and $22,757 respectively. As of December 31, 2001, the corresponding amounts are $114,917 and $47,666 respectively.

6.       INCOME TAXES

         Income tax expense is comprised of the followings:

                                                      2001                2000             1999
                                                       US$                 US$              US$

           Current taxes                             96,199             159,780           69,123
           Deferred taxes                           (27,288)              7,875            4,398
                                                   ----------           --------          -------
           Income tax expense                        68,911             167,655           73,521
                                                   ==========           ========          ========


         The Group is subject to income taxes on income arising in or derived from the tax jurisdiction in which it is domiciled and operates and accordingly, it is subject to Hong Kong profits tax at a current rate of 16% (2000: 16%, 1999:16%).

         A reconciliation of the income tax provision to income taxes computed using the Hong Kong statutory income tax rate is summarized below:


                                                                            2001               2000                1999
                                                                             US$                US$                 US$


           Income before income taxes                                    243,861          1,008,853             436,804
           Hong Kong statutory tax rate                                      16%                16%                 16%
                                                                         ----------      ----------          ----------
           Tax at Hong Kong statutory rate                                39,017            161,416              69,889


           Permanent differences on tax computation

             - tax losses unlikely to be relieved in the
                 foreseeable future
                                                                          30,382              6,272               4,154
             - non-deductible expenses                                     3,248              6,838                 118

             - non-taxable income                                         (3,736)            (6,871)               (640)
                                                                        -----------     -------------      --------------
           Income tax provision                                           68,911            167,655              73,521
                                                                        ===========     =============      ==============


         The Group's deferred income taxes assets and liabilities at December 31, 2001 and 2000 comprise mainly the tax effect on temporary differences in respect of the excess of tax allowances over depreciation provided on the Group's property, plant and equipment, net of unutilised tax losses carried forward.

7.       OBLIGATIONS UNDER HIRE PURCHASE CONTRACT

         The Group hires motor vehicles under hire purchase contracts. The scheduled future minimum lease payments are as follows:


                                                                                          2001                2000
                                                                                           US$                 US$
         Payable during the following period:

         Within one year                                                                 39,045              57,407

         Over one year but not exceeding two years                                       18,376              30,585

         Over two years but not exceeding three years                                     4,818               3,927
                                                                                       -------------      -------------
         Total minimum lease payments                                                    62,239              91,919

         Less: amount representing interest                                              (8,730)            (13,930)
                                                                                       -------------      --------------

         Present value of net minimum lease payments                                     53,509              77,989
                                                                                       =============      ==============

8.       DEBT MATURING WITHIN ONE YEAR

         Debt maturing within one year represents short-term bank loans and is summarized as follows:

                                    Weighted-average    Outstanding debts
                                    interest rates      maturing within one year
                                    ----------------    ------------------------
                                                  %                       US$
         As at December 31,
         2001                                  5.97                     232,667

         The interest on amounts borrowed under the various loan agreements is at money market rates. The short term loans are collateralized by guarantees of directors (note 10a).

9.       COMMITMENTS AND CONTINGENCIES

         Commitments under operating leases:

         The Group had outstanding commitments not provided for under non-cancellable operating leases in respect of land and buildings, the portion of these commitments which are payable in the following years is as follows:


                                                             2001

                                                              US$



           2002                                             236,667

           2003                                             190,598

           2004                                              28,996

                                                        -------------

          Total operating lease commitments                 456,261
                                                        =============

         Contingencies

         The Group has pledged cash and cash equivalents and fixed deposits of $1,450,896 (2000: $27,708) to secure general banking facilities and guarantees given by a bank to third parties.


10.      RELATED PARTY TRANSACTIONS

         During the years ended December 31, 2001, 2000 and 1999, the Group had the following transactions with related parties in which the Company's directors have beneficial interests:

                                                                           2001                  2000              1999

                                                                            US$                   US$               US$



           Loan advanced to a company controlled by directors of        115,385                     -                 -
             the Company

           Proceeds from disposal of a subsidiary to a company
             controlled by directors of the Company                     150,000                     -                 -

           Acquisition of a subsidiary from directors of the
             Company                                                          -               (12,840)                -

           Payment of freight cost to companies controlled by           (62,295)              (18,476)          (26,396)
             directors of the Company

           Received freight income from companies controlled by
             directors of the Company                                   109,058                26,956             8,679

           Received interest income from a company controlled by          6,508                10,700                 -
             directors of the Company
----------                                                          ============           ===========     =============

10.      RELATED PARTY TRANSACTIONS (COND'T)

(a) As of December 31, 2001, general banking and loan facilities granted by various bankers to the Group were secured by directors' personal guarantees amounting to $2,990,763.

(b) As of December 31, 2000 and 2001, the balance due from the Group to a director amounting to $1,913 and $3,675 respectively were unsecured, interest-free and had no fixed repayment terms.


11.      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION


                                                            2001              2000            1999
                                                             US$               US$             US$
           Cash paid for:

             Income taxes                                  210,091           203,648            -

             Interest expense                               14,856             5,304           754
                                                       =============     =============    ============

12.      OTHER SUPPLEMENTAL INFORMATION

         The following items are included in the consolidated statements of operations.

                                                                                2001             2000            1999

                                                                                 US$              US$             US$

         Executive compensation
         Directors' emoluments - salaries                                     50,000           50,000           46,154
         Interest income                                                      60,287           53,774            5,187
         Rental expenses under operating leases                              243,314          188,552           89,794
         Hire of other assets under operating leases                           5,062            2,157            1,990
                                                                             =======         ========         ========

13.      DISTRIBUTION OF PROFIT

         In the opinion of management, any undistributed earnings of the Company and its subsidiaries will be reinvested indefinitely.

14.      RETIREMENT PLAN

         The Group did not operate any retirement plan before December 2000. Following the implementation of the Mandatory Provident Fund ("MPF") in Hong Kong with effect from December 2000, the Group operates a MPF plan for its Hong Kong employees. The assets of the MPF are held separately from those of the Group in a provident fund managed by an independent trustee. The Group commenced to make contributions to the MPF in January 2001 and accordingly, pension expenses of $44,329 have been incurred by the Group during the year ended December 31, 2001.



15.      OPERATING RISKS

a)       Concentration of credit risk

         The Group provided forwarding services to a number of customers. Details of individual customers accounting for more than 5% of the Group's sales appear in note 16(b).

         Concentration of accounts receivable as of December 31, 2001, 2000 and 1999 are as follows:


                                                                              2001             2000              1999
                                                                                %                 %                 %
         Customer A                                                             12                8                20
         Customer B                                                              8                -                 8
         Customer C                                                              7                -                 -
         Customer D                                                              6                -                 -
         Customer E                                                              -                9                 -
         Customer F                                                              -                7                 -
         Customer G                                                              -                5                 -
         Customer H                                                              -                -                 8
                                                                      -------------    -------------     -------------
                                                                                33               29                36
                                                                      =============    =============     =============

         Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentration of credit risk (whether on or off balance sheet) arose from the Group's major customers and related companies but the directors, in their opinion, consider that the risk of recoverability of the unreserved receivable is minimal.

b)       Concentration of suppliers

         The Group sourced forwarding services from a number of suppliers. Details of individual suppliers accounting for more than 5% of the Group's cost of sales appear in note 16(c).

         Concentration of account payable as of December 31, 2001, 2000 and 1999 are as follows:

                                                                        2001             2000              1999
                                                                           %                %                 %
        Supplier I                                                        15                -                 -
        Supplier J                                                        13               23                15
        Supplier K                                                         -               11                 6
        Supplier L                                                         -                -                 9
        Supplier M                                                         -                -                 7
        Supplier N                                                         -                -                 6
        Supplier O                                                         -                -                 6
                                                                      -------------    -------------     -------------
                                                                          28               34                49
                                                                      =============    =============     =============

16.      SEGMENTS OF THE BUSINESS

(a)      Business segments

     The Group operates mainly in three business segments, being the provision of (i) air forwarding, (ii) sea forwarding and (iii) land forwarding services.

     The following table summarized the Group's operations during the years ended December 31, 2001, 2000 and 1999 analyzed into air, sea and land forwarding services.:


                                   Air forwarding                               Sea forwarding
                      ------------------------------------------  -------------------------------------------
                             2001          2000            1999           2001           2000           1999
                      ------------  -------------  -------------  -------------  -------------  -------------
                              US$           US$             US$            US$            US$            US$

Turnover                9,870,536     9,464,981       7,516,402      3,814,375      4,616,022      1,655,210
Cost of sales          (7,938,785)   (8,031,760)     (6,520,466)    (3,020,131)    (3,185,126)    (1,210,142)
                      ------------  -------------  -------------  -------------  -------------  -------------

                        1,931,751     1,433,221         995,936        794,244      1,430,896        445,068

Depreciation              (49,367)      (26,236)        (13,803)        (6,445)       (57,604)       (33,206)
Interest income                 -        26,727           3,557              1         26,108          1,630
Interest expenses          (9,603)            -               -              -              -              -
Other segment
  expenses
  attributable to
  segment                (750,266)     (698,958)       (399,572)      (347,696)      (301,049)      (199,303)
Taxation                  (59,460)      (83,895)        (50,730)       (11,129)       (83,760)       (22,791)
                     ------------  -------------  -------------  -------------  -------------  -------------
Segment income          1,063,055       650,859         535,388        428,975      1,014,591        191,398
                      ============  =============  =============  =============  =============  =============
Net other
  unallocated
  expenses *

Net income

Total assets            5,044,008     4,377,698       2,373,283      1,582,763      1,418,986        342,722
                      ============  =============  =============  =============  =============  =============


  * The amounts comprised general administration expenses such as office overhead for which it was impracticable to make an allocation into each reportable segment.

(CON'T)


                      Land forwarding                               Total
                      ------------------------------------------  -------------------------------------------
                           2001        2000         1999           2001           2000           1999
                      ---------  -----------  ----------  -------------  -------------  -------------
                            US$         US$          US$            US$            US$            US$

Turnover                 103,568      88,223       19,960     13,788,479     14,169,226      9,191,572
Cost of sales            (95,347)    (73,243)     (16,411)   (11,054,263)   (11,290,129)    (7,747,019)
                      -----------  -----------  ----------  -------------  -------------  -------------
                           8,221      14,980        3,549      2,734,216      2,879,097      1,444,553

Depreciation             (17,030)    (14,053)           -        (72,842)       (97,893)       (47,009)
Interest income                -         939            -              1         53,774          5,187
Interest expenses         (5,742)     (3,495)           -        (15,345)        (3,495)
Other segment
  expenses
  attributable to
  segment                (72,669)    (58,959)           -     (1,170,631)    (1,058,966)      (598,875)
Taxation                   1,678           -            -        (68,911)      (167,655)       (73,521)
                          --------  -----------  ----------  -------------  -------------  -------------
Segment income           (85,542)    (60,588)       3,549      1,406,488      1,604,862        730,335
                         =========  ===========  ==========
Net other
  unallocated
  expenses *                                                  (1,231,538)      (763,664)      (367,052)
                                                              -------------  -------------  -------------
Net income                                                       174,950        841,198        363,283
                                                              =============  =============  =============
Total assets             80,849      92,074        4,489       6,707,620      5,888,758      2,720,494
                        ==========  ===========  ==========  =============  =============  =============

  * The amounts comprised general administration expenses such as office overhead for which it was impracticable to make an allocation into each reportable segment.

16.      SEGMENTS OF THE BUSINESS (COND'T)


(b) Details of individual customer accounting for more than 5% of the Group's sales are as follows:

                                            2001             2000         1999
                                              %                %            %
        Major customer
        C                                     6                -            -
        P                                     -                5            -
                                           ========        ========     =======

(c) Details of individual suppliers accounting for more than 5% of the Group's cost of sales are as follows:

                                                                               2001             2000           1999
                                                                                  %                %              %

        Major suppliers
        I                                                                         20               -              -
        J                                                                         16              13              -
        K                                                                          -               8              -
        O                                                                          -               7              -
        Q                                                                          -               -             19
        R                                                                          -               -             12
        S                                                                          -               -              5
                                                                         ------------     ------------    -----------

                                                                                  36              28             36
                                                                         ============     ============    ===========


(d)      Geographical segments

         The table below summarized the Group's turnover during the year ended December 31, 2001, 2000 and 1999 and total assets as of that dates analyzed into geographical locations:


                                                                           2001               2000               1999
                                                                            US$                US$                US$

        Turnover
             *IATA Area 1                                             9,800,637          5,377,669          4,443,006
             *IATA Area 2                                             1,307,388             35,800            160,628
             *IATA Area 3                                             2,680,454          8,755,757          4,587,938
                                                                 ---------------     --------------    ---------------
        TOTAL                                                        13,788,479         14,169,226          9,191,572
                                                                 ===============     ==============    ===============

16.      SEGMENTS OF THE BUSINESS (COND'T)


                                                 2001                                                2000
                            -----------------------------------------------     -----------------------------------------------
                                   Trade            Other      Total assets            Trade            Other      Total assets
                             receivables           assets                        receivables           assets
                            ------------- -- ------------- -- ------------- --- ------------- -- ------------- -- ------------- ---
                                     US$              US$               US$              US$              US$              US$

        Assets
        *IATA Area 1           2,051,128                -         2,051,128        1,709,667                -        1,709,667
        *IATA Area 2              25,905                -            25,905            4,019                -            4,019
        *IATA Area 3           1,140,806        3,489,781         4,630,587        1,039,529        3,135,543        4,175,072
                            -------------    -------------    -------------     -------------    -------------    -------------

        TOTAL                  3,217,839        3,489,781         6,707,620        2,753,215        3,135,543        5,888,758
                            =============    =============    =============     =============    =============    =============



                                                  1999
                           ------------------------------------------------
                                  Trade            Other       Total assets
                             eceivables           assets
                           --- ------------- -- ------------- -- --------------
                                 US$              US$               US$

        Assets
        *IATA Area 1           1,399,245            4,668          1,403,913
        *IATA Area 2               1,668               93              1,761
        *IATA Area 3             433,782          881,038          1,314,820
                              -------------    -------------    --------------

        TOTAL                  1,834,695          885,799          2,720,494
                              =============    =============    ==============

        * IATA Area 1 comprises all of the North and South American Continent and the adjacent islands, Greenland, Bermuda, the West indies and the islands of the Caribbean Sea, the Hawaiian Islands (including Midway and Palmyra).

              IATA Area 2 comprises all of Europe (including the European part of the Russian Federation) and the adjacent islands, Iceland, the Azores, all of Africa and the adjacent islands, Ascension Island, that part of Asia lying west of and including Iran (Islamic Rep.
              6f).

              IATA Area 3 comprises all of Asia and the adjacent islands, except that portion included in IATA Area 2, all of the Esat Indies, Australia, New Zealand and the adjacent islands, the islands of the Pacific Ocean, except those included in IATA Area 1

                              FINANCIAL STATEMENTS



                                PACIFIC CMA, INC.
                     (CONDENSED CONSOLIDATED BALANCE SHEETS)


                                                                                     (Unaudited)
                                                                                        June 30,            December 31,
                                                                                            2002                    2001
                                                                                             US$                     US$
ASSETS

Current assets
Cash and cash equivalents                                                             2,596,672                2,263,507
Fixed deposits                                                                           29,040                   28,861
Trade receivables                                                                     4,454,720                3,217,839
Deposits, prepayments and other                                                       1,182,293                  414,476
Loan receivable                                                                         457,692                  435,385
Tax refundable                                                                                -                   24,453
                                                                                ----------------        -----------------

Total current assets                                                                  8,720,417                6,384,521

Property, plant and equipment, net                                                      334,649                  305,679
Goodwill                                                                              4,396,193                    4,605
Deferred taxes                                                                          524,613                   12,815
                                                                                ----------------        -----------------

Total assets                                                                         13,975,872                6,707,620
                                                                                ================        =================

See notes to condensed consolidated financial statements.

                                PACIFIC CMA, INC.
                     (CONDENSED CONSOLIDATED BALANCE SHEETS)


                                                                                      (Unaudited)
                                                                                     June 30, 2002             December 31, 2001

                                                                                           US$                        US$
LIABILIITES AND STOCKHOLDERS' EQUITY

Current liabilities
Bank overdrafts                                                                           836,999                        -
Trade payables                                                                          6,213,326                2,683,250
Accrued charges and other creditors                                                       361,840                  182,880
Due to a director                                                                         631,121                    3,675
Obligations under hire purchase contracts
     - current portion                                                                     17,736                   33,548
Debt maturing within one year                                                             343,570                  232,667
Tax payable                                                                                 5,521                        -
                                                                                  ----------------       ------------------

Total current liabilities                                                               8,410,113                3,136,020
Obligations under hire purchase contracts
     - non-current portion                                                                  7,888                   19,961
Debt maturing over one year                                                               300,000                        -
                                                                                  ----------------       ------------------

Total liabilities                                                                       8,718,001                3,155,981
                                                                                  ----------------       ------------------
Stockholders' equity
Common stock with no par value                                                             51,165                   51,165
Treasury stock                                                                           (180,000)                (180,000)
Additional paid-in capital                                                              3,380,443                1,966,718
Other comprehensive loss                                                                   (8,325)                  (8,325)
Retained earnings                                                                       2,014,588                1,722,081
                                                                                  ----------------       ------------------
                                                                                        5,257,871                3,551,639
Total stockholders' equity
                                                                                  ----------------       ------------------
Total liabilities and stockholders' equity                                             13,975,872                6,707,620
                                                                                  ================       ==================


See notes to condensed consolidated financial statements.

                                PACIFIC CMA, INC.
                (CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS)

                                                            (Unaudited)                            (Unaudited)
                                                     Six months ended June 30,             Three months ended June 30,
                                                 ----------------------------------    ------------------------------------
                                                        2002               2001               2002                2001
                                                 ---------------    ---------------    ----------------    ----------------
                                                         US$                US$                US$                 US$

Freight forwarding income                            13,503,726          5,220,743         10,526,856           2,896,133
                                                 ---------------    ---------------    ----------------    ----------------


Operating expenses
Cost of forwarding                                  (11,138,662)        (3,953,714)        (8,789,957)         (2,204,818)
Selling and administrative expenses                  (1,873,974)          (979,421)        (1,282,752)           (535,921)
Depreciation and amortization                          (102,893)           (95,571)           (53,051)            (51,103)
                                                 ---------------    ---------------    ----------------    ----------------

Total operating expenses                            (13,115,529)        (5,028,706)       (10,125,760)         (2,791,842)
                                                 ---------------    ---------------    ----------------    ----------------

Income from operations                                  388,197            192,037            401,096             104,291
                                                 ---------------    ---------------    ----------------    ----------------

Non-operating income
Net gain on disposal of a subsidiary                     11,390             24,282             11,390              24,282
Interest and other income                                53,534             35,749             39,450              10,520
Interest expenses                                       (40,117)            (5,549)           (25,363)             (1,668)
                                                 ---------------    ---------------    ----------------    ----------------
                                                 ---------------    ---------------    ----------------    ----------------

Net non-operating income                                 24,807             54,482             25,477              33,134
                                                 ---------------    ---------------    ----------------    ----------------

Income before income taxes                              413,004            246,519            426,573             137,425

Provision for income taxes                             (120,497)           (39,443)          (120,497)            (21,988)
                                                 ---------------    ---------------    ----------------    ----------------

Net income                                              292,507            207,076            306,076             115,437

Other comprehensive income
Foreign currency translation adjustments                      -             (5,412)                 -                   1
                                                 ---------------    ---------------    ----------------    ----------------

Comprehensive income                                    292,507            201,664            306,076             115,438
                                                 ===============    ===============    ================    ================

Net income per share

Weighted average number of shares outstanding
Basic                                                20,368,713         20,716,649         20,368,713          20,902,423
                                                 ===============    ===============    ================    ================

Diluted                                              20,552,380         20,916,649         20,552,380          21,102,423
                                                 ===============    ===============    ================    ================

Net income per share of common stock
                                                          0.01               0.01                0.01                0.01
Basic and Diluted
                                                 ===============    ===============    ================    ================

See notes to condensed consolidated financial statements.

                                PACIFIC CMA, INC.
                (CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS)

                                                                                         (unaudited)              (unaudited)
                                                                                        June 30, 2002            June 30, 2001
                                                                                              US$                      US$
Cash flows from operating activities:
         Net income                                                                         292,507                207,076
Adjustments to reconcile net income to net cash
         used in operating activities
         Depreciation and amortization                                                      102,893                 95,571
         Loss on disposal of property, plant and equipment                                      896                 14,879
         Net gain on disposal of a subsidiary                                               (11,390)               (24,282)
         Compensation cost                                                                   53,725                      -
Changes in working capital:
         Tax refundable                                                                     (40,027)                   754
         Deposits received                                                                                         (12,363)
         Accounts receivable                                                                664,738                377,578
         Deposits, prepayments and other                                                   (972,806)               (47,322)
         Deferred taxes                                                                      49,399                (27,999)
         Accounts payable                                                                  (302,727)              (867,517)
         Accrued charges and other creditors                                                 66,972                137,982
         Bill payable                                                                             -                 96,355
         Tax payable                                                                         70,000                 44,077
                                                                                    ------------------      -------------------

Net cash used in operating activities                                                       (25,820)                (5,211)
                                                                                    ------------------      -------------------

Cash flows from investing activities:
         Loan receivable                                                                     68,267               (115,384)
         Due from (to) other related parties                                                      -               (196,379)
         Acquisition of property, plant and equipment                                       (69,503)              (169,898)
         Sales proceeds from disposal of property, plant and equipment                        2,179                 14,103
         Acquisition of a subsidiary                                                     (2,973,617)                     -
         Disposal of a subsidiary                                                           494,148                149,766
                                                                                    ------------------      -------------------
Net cash used in investing activities                                                    (2,478,526)              (317,792)
                                                                                    ------------------      -------------------

Cash flows from financing activities:
         Fixed deposits                                                                        (178)                  (687)
         Inception of new hire purchase contracts                                                 -                 62,820
         Capital element of hire purchase payments                                          (18,002)               (43,447)
         Advance from (to) a director                                                       245,743               (133,523)
         Inception of other loans                                                           549,883                      -
         Capital element of other loan payments                                            (138,980)                     -
         Bank overdrafts                                                                    836,999                      -
         Additional paid-in capital                                                       1,360,000                123,325
         Unsecured bank loan                                                                      -                 89,744
                                                                                    ------------------      -------------------

Net cash provided by financing activities                                                 2,835,465                 98,232
                                                                                    ------------------      -------------------

Net increase (decrease) in cash and cash equivalents                                        331,119               (224,771)
Exchange difference                                                                           2,046                 (3,612)
Cash and cash equivalents at beginning of period                                          2,263,507              2,345,816
                                                                                    ------------------      -------------------

Cash and cash equivalents at end of period                                                2,596,672              2,117,433
                                                                                    ==================      ===================

See notes to condensed consolidated financial statements.

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 1.       Basis of Presentation

              The accompanying unaudited condensed consolidated financial statements of Pacific CMA, Inc. (the "Company") and its subsidiaries (the "Group") as of December 31, 2001 and June 30, 2002 and for the six months and three months ended June 30, 2001 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of the Company's management, all adjustments, consisting only of normal recurring adjustments, considered necessary to present fairly the condensed consolidated financial statements have been made.

              The condensed consolidated statement of operations for the six months and three months ended June 30, 2002 and 2001, and cash flows for the six months ended June 30, 2002 and 2001 are not necessarily indicative of the results that may be expected for the entire year. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and the related notes thereto for the year ended December 31, 2001 included in the Company's Form 10-K filed on March 31, 2002.


Note 2.       Principles of Consolidation

              The condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 3.       Comprehensive Income

              Comprehensive income consists of net income and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States of America, are excluded from net income. For the Group, the components of comprehensive income consist of net income and foreign currency translation gains and losses resulting from the translation of subsidiaries' financial statements denominated in currencies other than United States dollars into United States dollars.

              The components of total comprehensive income for the six months and three months ended June 30, 2002 and 2001 are presented in the following table:

                                                             (Unaudited)                           (Unaudited)
                                                      Six months ended June 30,            Three months ended June 30,
                                                  -----------------------------------   ----------------------------------
                                                         2002               2001              2002               2001
                                                  ----------------    ---------------   ----------------   ---------------
                                                          US$                US$               US$                US$

             Net income                                 292,507            207,076           306,076            115,437
             Other comprehensive income
               (loss)
               Foreign currency
               translation adjustments                        -             (5,412)                -                  1
                                                  ----------------    ---------------   ----------------   ---------------

             Comprehensive income                       292,507            201,664           306,076            115,438
                                                  ================    ===============   ================   ===============

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 4.       Earnings Per Share

              The following is a reconciliation of the numerator and denominator of basic and diluted earnings per share

(CON'T)

                                                          (unaudited)
                                                   Three Months Ended June 30,
                            ---------------------------------------------------------------------
                                         2002                                2001
                            ---------------------------------   ---------------------------------
                                                    Per-Share                                Per-Share
                                                      Amount                                  Amount
                             Income      Shares                     Income      Shares
                            --------   ------------   ----------   ---------   ----------    ---------
                                US$                          US$        US$                        US$

        Net Income           306,076                                 115,437
                             -------                                 --------

        Basic EPS
        Income available
           to common
           stockholders      306,076    20,559,671       0.01       115,437    20,902,423       0.01
                                                      ==========                             =========


        Effect of
           dilutive
           securities

        Stock options             -       183,667                       245      200,000
                            --------   ------------                 ---------    ----------

        Diluted EPS
        Income available
           to common
           stockholders
           and assumed
           conversions       306,076    20,743,338       0.01       115,682    21,102,423       0.01
                            ========   ============   ==========    =========  ==========    =========


                                                           (unaudited)
                                                    Six Months Ended June 30,
                            --------------------------------------------------------------------------
                                           2002                                   2001
                            ------------------------------------   -----------------------------------
                                                       Per-Share                              Per-Share
                                                         Amount                                Amount
                             Income     Shares                      Income       Shares
                            --------   ------------   ----------   ---------   ----------    ---------
                              US$                         US$         US$                        US$

        Net Income          292,507                                 207,076
                            --------                               ---------


        Basic EPS
        Income available
           to common
           stockholders     292,507     20,559,671         0.01     207,076     20,716,649     0.01
                                                      ==========                             =========


        Effect of
           dilutive
           securities

        Stock options             -        183,667                      490        200,000
                            --------   ------------                ---------    ----------

        Diluted EPS
        Income available
           to common
           stockholders
           and assumed
           conversions      292,507     20,743,338         0.01     207,566     20,916,649        0.01
                            ========   ============   ==========   =========    ==========    =========

             Stock options were granted to purchase 200,000 shares of common stock at an exercise price of US$0.098 on September 1, 2000. These options are still outstanding at the end of June 30, 2002 and will expire on August 31, 2005.

             During the period of first and second quarters, stock grants to purchase an aggregate of 46,500 and 179,000 shares of common stock respectively have been granted and exercised at an exercise price of $nil pursuant to the terms stipulated in the Company's 2000 Stock Plan.

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5.       Common Stock

              As of December 31, 2000, the Company's authorized capital stock comprised of 100,000,000 shares of common stock, no par value and 10,000,000 shares of preferred stock, no par value. As of the same date, the Company's issued and outstanding capital stock comprised of 20,400,000 shares of common stock and no shares of preferred stock.

              During the period from February, 20, 2001 to March 31, 2001, an aggregate of 342,000 shares of common stock were issued at a price of US$0.25 per share pursuant to a private placement. The proceeds from this issue, net of issuing expenses of US$10,000, were credited to additional paid-in-capital.

              Subsequent to March 31, 2001, the private placement continued. Up to April 30, 2001, a further 191,300 shares of common stock was issued at a price of US$0.25 per share.

              Details of the private placement are documented in the private placement memorandum dated March 31, 2001. The aggregate number of 533,300 shares of common stock issued pursuant to the private placement have been registered for resale under a prospectus filed on August 21, 2001.

              On September 1, 2001 and November 14, 2001, an aggregate of 215,750 shares of common stock was issued pursuant to the Company's 2000 Stock Plan. These shares are valued at approximately $38,835.

              On November 27, 2001, 1,000,000 shares of common stock were reacquired and recorded as treasury stock. The fair value of shares cancelled was $180,000.

              Pursuant to an agreement (the "Stock Purchase Agreement") dated December 4, 2001 entered into between InfinityVentures Net, Inc. (the "Selling Shareholder") and the Company, 1,100,000 shares of common stock were issued to the Selling Shareholder at an initial purchase price of $0.0001 per share on December 19, 2001. These 1,100,000 shares were issued in a stock purchase transaction which was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 or Rule 505 or 506 promulgated thereunder.

              The Stock Purchase Agreement contained several rights and obligations between the parties which have the effect of changing the actual purchase price for the shares. These included a "Call Right" which allowed the Company to repurchase the shares unless the Selling Shareholder contributed additional capital to the Company, a "Release Right" which allowed the Selling Shareholder to cancel the Company's call right by contributing additional capital, and a "Put Right" which required the Company to repurchase a portion of the shares in certain circumstances.

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 5        Common Stock (Continued)

              In conjunction with the Stock Purchase Agreement, pursuant to a registration statement filed with the SEC on December 31,2001, the Selling Shareholder intended to offer these 1,100,000 shares of common stock at market price. However, there was a dispute with the Selling Shareholder concerning the issue of whether the shares, with the understanding that they would be subject to the Company's call right, remained valid even though it was not possible to get the registration statement for the shares approved by the SEC. The SEC would not accept the structure of the transaction unless the Selling Shareholder was legally obligated to pay the additional consideration. The Selling Shareholder refused to agree to an unconditional obligation to pay for the shares so it was not possible to get the registration statement approved to the transaction. For this reason, a "Request for Withdrawal" for the private placement was filed on February 8, 2002. These 1,100,000 shares of common stock were then cancelled and the initial purchase price of $110 was returned to the Selling Shareholder.

              For accounting purposes, these 1,100,000 shares of common stock were excluded from the outstanding capital stock of the Company to reflect the substance of the whole transaction.

              On February 12, 2002 and March 9, 2002, an aggregate of 46,500 shares of common stock was issued pursuant to the Company's 2000 Stock Plan (note 4). These shares are valued at approximately $11,625.

              On April 14, 2002 and May 22, 2002, an aggregate of 179,000 shares of common stock was issued pursuant to the Company's 2000 Stock Plan (note 4). These shares are valued at approximately $42,100.

              On May 21, 2002, the Company issued 1,700,000 shares of common stock to finance the partial consideration of the acquisition of the subsidiary. These shares are valued at approximately $1,360,000.

              As of June 30, 2002, the Company's issued and outstanding capital stock comprised of 22,074,550 shares of common stock, 1,000,000 shares of treasury stock and no shares of preferred stock.


Note 6.       Pledge of Assets

              The Group has pledged fixed deposits of US$2,118,752 to secure general banking facilities granted by bankers to the Group.

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 7.       Segment Information

             (a)    Business segments

                    The Group operates mainly in three business segments, being the provision of (i) air forwarding, (ii) sea forwarding and
                    (iii) land forwarding services. The accounting policies adopted by the Group for segment reporting are described in the summary of significant accounting policies in the Company's Form 10-K filed for the year ended December 31, 2001.

              (i) The following table summarized the Group's operations for the six months ended June 30, 2002 and 2001 analyzed into air, sea and land forwarding services:


                                                       Air Forwarding                  Sea Forwarding
                                                ------------------------------   ---------------------------
                                                         2002            2001           2002           2001
                                                --------------  --------------   ------------  -------------
                                                          US$             US$            US$            US$

                   Turnover                         9,400,598       3,611,650      4,097,192      1,550,538

                   Cost of forwarding              (7,796,964)     (2,721,311)    (3,328,306)    (1,189,043)


                   Depreciation and                   (27,046)        (18,229)        (5,832)       (16,446)
                     amortization

                   Interest expenses                  (17,449)             -               -              -

                   Other segment expenses
                     attributable to segment         (619,934)       (307,495)      (251,073)      (119,781)

                   Taxation                          (120,335)        (27,596)          (162)       (11,847)
                                                --------------  --------------   ------------  -------------

                   Segment income (loss)              818,870         537,019        511,819        213,421
                                                ==============  ==============   ============  =============
                   Net other unallocated
                     expenses



                   Net income


                   Total assets                    10,624,378       4,277,554      3,464,631      1,354,879
                                                ==============  ==============   ============  =============


(CON'T)

                                                       Land Forwarding                     Total
                                                ------------------------------   ---------------------------
                                                         2002            2001           2002           2001
                                                --------------  --------------   ------------  -------------
                                                          US$             US$            US$            US$

                   Turnover                            5,936            58,555        13,503,726       5,220,743

                   Cost of forwarding                (13,393)          (43,360)      (11,138,663)     (3,953,714)


                   Depreciation and
                     amortization                     (3,793)           (9,295)          (36,671)        (43,970)

                   Interest expenses                    (771)           (4,972)          (18,220)         (4,972)

                   Other segment expenses
                     attributable to segment         (13,056)          (40,821)         (884,063)       (468,097)

                   Taxation                                -                 -          (120,497)        (39,443)
                                                      ------            -------        ---------         -------
                   Segment income (loss)             (25,077)          (39,893)        1,305,612         710,547
                                                      ======            =======
                   Net other unallocated
                     expenses                                                         (1,013,105)       (503,471
                                                                                       ---------         -------


                   Net income                                                            292,507         207,076
                                                                                         =======         =======

                   Total assets                        1,342            67,180        14,090,351       5,699,613
                                                     =======           =======        ==========       =========


                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 7.       Segment Information (continue)

              (a)   Business segments (continue)

                    (ii) The following table summarized the selected segment data for the three months ended June 30, 2002 and 2001 (unaudited):

                                                             Air Forwarding               Sea Forwarding
                                                      -----------------------------  --------------------------
                                                              2002            2001          2002          2001
                                                      -------------   -------------  ------------  ------------
                                                               US$             US$           US$           US$

                          Turnover                       7,292,672       2,001,211     3,234,184       865,728

                          Cost of forwarding            (6,035,187)     (1,515,064)   (2,754,770)     (666,827)

                          Depreciation                     (15,787)        (11,468)       (3,775)       (8,975)

                          Interest expenses                (11,475)              -             -             -

                          Other segment expenses
                            attributable to segment       (440,176)       (166,213)     (145,435)      (64,730)

                          Taxation                        (120,335)        (15,348)         (162)       (6,640)
                                                      -------------   -------------  ------------  ------------

                          Segment income (loss)            669,712         293,118       330,042       118,556
                                                      =============   =============  ============  ============
                          Net other unallocated
                            expenses



                          Net income

                          Total assets                  10,624,378       4,277,554     3,464,631     1,354,879

                                                        ===========   =============  ============  ============

                               PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 7.       Segment Information (continue)

              (a)   Business segments (continue)

                    (ii) The following table summarized the selected segment data for the three months ended June 30, 2002 and 2001 (unaudited):
(CON'T)

                                                             Land Forwarding                  Total
                                                      --------------------------  --------------------------
                                                          2002          2001          2002          2001
                                                      ------------  -------------  ------------  ------------
                                                               US$            US$           US$           US$

                          Turnover                              -         29,194    10,526,856     2,896,133

                          Cost of forwarding                    -        (22,927)   (8,789,957)   (2,204,818)

                          Depreciation                          -         (3,793)      (19,562)      (24,236)

                          Interest expenses                     -         (1,542)      (11,475)       (1,542)

                          Other segment expenses
                            attributable to segment             -        (11,777)     (585,611)     (242,720)

                          Taxation                              -              -      (120,497)      (21,988)
                                                       -----------  -------------  ------------  ------------


                          Segment income (loss)                 -        (10,845)      999,754       400,829
                                                       ============   =============  ============  ===========
                          Net other unallocated                                       (693,678)     (285,392)
                            expenses
                                                                                     ------------  -----------

                          Net income                                                   306,076       115,437
                                                                                    ============  ============

                          Total assets                      1,342         67,180    14,090,351     5,699,613
                                                       ===========  =============  ============  =============

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 7.       Segment Information (continue)

              (b)  Geographical segments

                    The table below summarized the Group's turnover for the six months and three months ended June 30, 2001 and 2000 analyzed into geographical locations:


                                                          (unaudited)                             (unaudited)
                                                   Six months ended June 30,              Three months ended June 30,
                                              ------------------------------------    ------------------------------------
                                                    2002                2001                2002                 2001
                                              ----------------     ---------------    ---------------     ----------------
                                                    US$                 US$                 US$                  US$

                   Turnover

                   * IATA Area 1                    4,707,682          2,228,627            2,599,282           1,291,903
                   * IATA Area 2                    1,278,074             20,269            1,115,208              11,561
                   * IATA Area 3                    7,517,970          2,971,847            6,812,366           1,592,669
                                              ----------------     ---------------    ---------------     ----------------

                   TOTAL                           13,503,726          5,220,743           10,526,856           2,896,133
                                              ================     ===============    ===============     ================




                                              (unaudited)                                      (unaudited)
                                          As of June 30, 2002                              As of June 30, 2001
                             ---------------------------------------------    ---------------------------------------------
                                   Trade      Other           Total assets           Trade      Other          Total assets
                             receivables      assets                             receivables    assets
                             ------------ -- ------------ --- ------------ -- ------------- -- ------------ -- ------------
                                  US$           US$               US$             US$             US$             US$

Assets
*IATA Area 1                   3,410,465       5,473,414         8,874,879       1,642,621               -       1,642,621
*IATA Area 2                     160,720               -           160,720           6,742               -           6,742
*IATA Area 3                     883,534       4,056,739         4,940,273         720,866       3,329,384       4,050,250
                             ------------    ------------     ------------    -------------    ------------    ------------

TOTAL                          4,454,719       9,530,153        13,975,872       2,370,229       3,329,384       5,699,613
                             ============    ============     ============    =============    ============    ============


o IATA Area 1 comprises all of the North and South American Continent and the adjacent islands, Greenland, Bermuda, the West Indies and the islands of the Caribbean Sea, the Hawaiian Islands (including Midway and Palamyra).

o IATA Area 2 comprises all of Europe (including the European part of the Russian Federation) and the adjacent islands, Iceland, the Azores, all of Africa and the adjacent islands, Ascension Island, that part of Asia lying west of and including Iran (Islamic Rep. 6f).

o IATA Area 3 comprises all of Asia and the adjacent islands, except that portion included in IATA Area 2, all of the East Indies, Australia, New Zealand and the adjacent islands, the islands of the Pacific Ocean, except those included in IATA Area 1.

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8.       Related Party Transactions

              During the six months and three months ended June 30, 2002 and 2001, the Group had the following balances and transactions with related parties:


                                                              (unaudited)                           (unaudited)
                                                       Six months ended June 30,            Three months ended June 30,
                                                       ----------------------------------    -----------------------------------
                                                           2002                 2001              2002                 2001
                                                       -------------       --------------    ---------------       -------------
                                                            US$                  US$               US$                  US$

           Loan to a company
               controlled by the
               director of the Company                    115,385              115,385            115,385               -

           Payment of freight cost to
             companies controlled by
             directors of the Company                     (31,303)             (36,736)           (19,644)           (21,632)


           Received freight income from
             companies controlled by
             directors of the Company                       1,934              103,132              1,875            102,764


           Received interest income
             from a company
             controlled by directors
             of the Company                                 3,462                3,047              1,731              1,731
                                                         ---------------   ----------------     =============       ==============


        (c) As of December 31, 2001 and June 30, 2002, the Company's directors have beneficial interests in the Company and all the aforementioned related parties.

        (d) Loan to a related company amounting to $115,385 as of June 30, 2002 is unsecured, bears interest at 6% p.a. and has no fixed repayment terms.

        (e) As of June 30, 2002, the balance due to a director from the Group amounting to $631,121 is unsecured, interest-free and has no fixed repayment terms.

        (f) As of June 30, 2002, general banking and loan facilities granted by various bankers to the Group were secured by directors' personal guarantees amounting to $4,272,814.

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 9.       Disposal of a subsidiary
              On April 2, 2002, the Group disposed of its 100% controlling interest in Sparkle Shipping, Godown, Wharf & Transp. Co. Limited at a consideration of US$589,744 to a third party.

                                                                      US$
             Net assets disposed:
                   Property, plant and equipment                     24,667
                   Trade and other receivables                      495,650
                   Due from director                                299,869
                   Deferred taxes                                    10,202
                   Cash at banks                                     95,596
                   Trade and other payables                        (230,511)
                   Due to fellow subsidiaries                      (117,119)
                                                               ----------------
                                                                    578,354
             Proceed on disposal                                    589,744
                                                               ----------------
              Gain on disposal                                       11,390
                                                               ================

                                                                    US$

             Cash proceeds                                          589,744
             Cash and cash equivalents disposed of                  (95,596)
                                                                ---------------

             Net inflow of cash and cash equivalents in respect of the disposal of subsidiary
                                                                    494,148
                                                               ===============
                                       76

                                PACIFIC CMA, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note 10.      Acquisition of a subsidiary

              On April 30, 2002, the Group completed the acquisition of the 81% controlling interest in Airgate International Corporation. (`Airgate'), a privately held company that provides New York based logistics and freight forwarding services.

              The total acquisition cost was approximately $2,960,000, included the payment of $1,500,000, of which $300,000 was paid in cash and $1,200,000 was financed, the issuance of 1.7 million shares of common stock valued at $1,310,000 and approximately $100,000 of transaction costs. The consideration was determined solely through negotiations among the parties.

              Goodwill represents the excess of acquisition cost over the current fair value of identifiable Airgate assets at the time of purchase. The following table calculates goodwill:

                                                          US$           US$



             Total acquisition cost                                  2,960,000

             Less:

             Tangible assets acquired:

                 Net current liabilities              (2,042,170)

                 Property and equipment                   86,944

                 Deferred taxes                          572,000
                                                       ----------
                                                                     (1,383,226)
                                                                      ----------
             Goodwill                                                 4,343,226
                                                                      =========
                                       77

                                                                    PART II

     ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS


      Article Twelfth, Section 3 of the First Amended and Restated Articles of Incorporation of Pacific CMA, included herewith as Exhibit 3.1, provides for the indemnification of Pacific CMA 's officers and directors to the full extent permitted by Colorado law.

     The officers and directors are indemnified under various provisions of the Colorado Business Corporation Act, which provide for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of Pacific CMA With respect to matters as to which Pacific CMA's officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to Pacific CMA, Colorado law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for which the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling Pacific CMA pursuant to the foregoing, Pacific CMA has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

     In accordance with the laws of the State of Colorado, Pacific CMA's Bylaws authorize indemnification of a director, officer, employee or agent of Pacific CMA for expenses incurred in connection with any action, suit, or proceeding to which he or the is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his or her duty. In addition, even a director officer, employee, or agent of Pacific CMA who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers, or persons controlling the issuing company in accordance with the foregoing provisions, Pacific CMA has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

Filing Fee                                           $   276
Legal Fees                                           $25,000
Printing, Postage, Misc.                              $5,000
                                                      ------
TOTAL                                                $30,276

Item 26.  Recent Sales of Unregistered Securities.


Name                                          Date of Sale          Shares       Purchase Price   Aggregate Purchase
                                                                                      Per Share                Price
Alfred Lam                                         8/28/00       8,000,000                 $  -                 $  -
Michael T. Williams                                3/31/01          25,000         For services
George Moseman                                     3/31/01          15,000         For services
Stuart Douglas Smith                               2/20/01           5,000                $0.25               $1,250
James Weingartner                                  3/01/01           5,000                $0.25               $1,250
John Massie                                        3/01/01           5,000                $0.25               $1,250
Reine Marulli di Barletta                          3/01/01           5,000                $0.25               $1,250
Madam Au Sui Hing                                  3/01/01           5,000                $0.25               $1,250
Chan Chiu Yin                                      3/01/01           5,000                $0.25               $1,250
Chan Yeuk Shing                                    3/01/01           5,000                $0.25               $1,250
Cheng Kit Mei                                      3/01/01           5,000                $0.25               $1,250
Choi King Hung                                     3/01/01           5,000                $0.25               $1,250
Ho Sum Kui                                         3/01/01           5,000                $0.25               $1,250
Johnny Chan                                        3/01/01           5,000                $0.25               $1,250
Lam Chin Fung                                      3/01/01           5,000                $0.25               $1,250
Lam Shun Heung                                     3/01/01           5,000                $0.25               $1,250
Lam Kin Man                                        3/01/01           5,000                $0.25               $1,250
Lam Sung Ko                                        3/01/01           5,000                $0.25               $1,250
Lee Hung Ching                                     3/01/01           5,000                $0.25               $1,250
Lee Ki Yee                                         3/01/01           5,000                $0.25               $1,250
Leung Hoi Man                                      3/01/01           5,000                $0.25               $1,250
Tsang Hing Nam                                     3/01/01           5,000                $0.25               $1,250
Yau Cheuk Lun                                      3/01/01           5,000                $0.25               $1,250
Yau Siu Fung                                       3/01/01           5,000                $0.25               $1,250
Kathleen A. Adams                                  4/17/01           5,000                $0.25               $1,250
Jean Marie Almao                                   4/17/01           5,000                $0.25               $1,250
Kevin Ashby, M.D.                                  4/27/01           5,000                $0.25               $1,250
Correy Baker                                       4/17/01           4,000                $0.25               $1,000
Patrick Baker                                      4/17/01           5,000                $0.25               $1,250
Randall Baker                                      4/17/01           2,800                $0.25                $ 700
George E. Brown                                    4/17/01           5,000                $0.25               $1,250
Business Equity Services, Inc.                     4/17/01           5,000                $0.25               $1,250
Business O.C. Com, Inc.                            4/17/01           5,000                $0.25               $1,250
Jack Carr                                          4/17/01           5,000                $0.25               $1,250
Steve Corbin                                       4/17/01           5,000                $0.25               $1,250

Lori X. Hammarlund                                 4/27/01           5,000                $0.25               $1,250
Edward M. Helzerman                                4/30/01           2,500                $0.25                 $625
Sharon M. Helzerman                                4/30/01           2,500                $0.25                 $625
Debbie A. Kozlowski                                4/17/01           5,000                $0.25               $1,250
M/M Robert Lombard                                 4/17/01           5,000                $0.25               $1,250
Debra Micklis                                      3/08/01           5,000                $0.25               $1,250
Daniel Micklis                                     3/08/01           5,000                $0.25               $1,250
Freddie and Sylvia Parish                          4/27/01           1,000                $0.25                 $250
Harry William Pflueger                             4/27/01           5,000                $0.25               $1,250
Ralph Rosenberg                                    4/17/01           5,000                $0.25               $1,250
James H. Russell                                   4/17/01           5,000                $0.25               $1,250
Mark C. Russell                                    4/17/01           5,000                $0.25               $1,250
Patrick Sheedy                                     4/27/01           5,000                $0.25               $1,250
Robert Sheedy                                      4/30/01           5,000                $0.25               $1,250
Carl Van Skyke                                     4/30/01           2,500                $0.25                 $625
Brad Smith                                         4/17/01           1,000                $0.25                 $250
Adam Login                                         3/08/01           3,000                $0.25                $ 750
Ellen Farber                                        4/5/02           5,000                $0.25               $1,250
Geraldine Turner                                    3/6/01           5,000                $0.25               $1,250
Hannah Saunders                                    4/27/01           5,000                $0.25               $1,250
Gil Chrisikos                                      2/27/01           5,000                $0.25               $1,250
Nancy Decker                                       3/07/01           5,000                $0.25               $1,250
Kyriakos Konstantakis                              3/06/01           5,000                $0.25               $1,250
Lawrence Coleman                                   2/27/01           5,000                $0.25               $1,250
Andrew Goodman                                     3/05/01           5,000                $0.25               $1,250
Barry Kantrowitz                                   3/05/01           5,000                $0.25               $1,250
Sanford & Elyse Login                              3/01/01           5,000                $0.25               $1,250
Felice & Joel Brenner                              4/03/01           5,000                $0.25               $1,250
Michael & Donna Brown                              3/06/01           5,000                $0.25               $1,250
Giuseppina Cavallo                                 3/15/01           5,000                $0.25               $1,250
Arnold Conrad                                      3/11/01           5,000                $0.25               $1,250
Alfredo D'Antonio                                  4/03/01           5,000                $0.25               $1,250
Denise M. D'Antonio                                4/03/01           5,000                $0.25               $1,250
Steven D'Antonio                                   4/03/01           5,000                $0.25               $1,250


Tonino Dantonio                                    4/03/01           5,000                $0.25               $1,250
Taso Denis                                         3/08/01           5,000                $0.25               $1,250
Edward Dennehy                                     4/03/01           5,000                $0.25               $1,250
Howard Dickson                                     3/08/01           5,000                $0.25               $1,250
Donna Farber                                       3/08/01           5,000                $0.25               $1,250
Santo Favano                                       4/03/01           5,000                $0.25               $1,250
Joseph S. Fusco                                    3/13/01           5,000                $0.25               $1,250
Barry & Michelle Gaynor                            4/06/01           5,000                $0.25               $1,250
Michael & Robin Glassberg                          4/06/01           5,000                $0.25               $1,250
Arlene Goodman                                     3/06/01           5,000                $0.25               $1,250
Joan and Robert Johnsen                            3/13/01           5,000                $0.25               $1,250
Dave & Ellen Katzen                                3/07/01           5,000                $0.25               $1,250
Ronald & Cynthia Keats                             4/09/01           5,000                $0.25               $1,250
Michael and Rita Lee                               3/08/01           4,000                $0.25               $1,000
Marilyn Levine                                     3/08/01           5,000                $0.25               $1,250
Ahmet & Edina Kurmemaj                             3/08/01           5,000                $0.25               $1,250
Melissa & Gianmarco Lullo                          3/08/01           5,000                $0.25               $1,250
Nina Marazzo                                       3/09/01           5,000                $0.25               $1,250
Steven & Jodie Menchel                             3/07/01           5,000                $0.25               $1,250
Starr & Stanley Mendelblatt                        3/08/01           5,000                $0.25               $1,250
Jonthan T. Miller                                  3/12/01           5,000                $0.25               $1,250
Peter & Randi Million                              3/08/01           5,000                $0.25               $1,250
Linda Murphy                                       3/08/01           5,000                $0.25               $1,250
Carol Palmeri                                      3/07/01           5,000                $0.25               $1,250
Shari & Scott Saunders                             3/08/01           5,000                $0.25               $1,250
Elisa  R. Schindler                                3/19/01           5,000                $0.25               $1,250
Gary Stein                                         3/08/01           5,000                $0.25               $1,250
Frank / Irene Testa                                3/08/01           5,000                $0.25               $1,250
Paul Woldar                                        3/11/01           5,000                $0.25               $1,250
James Ming Yeung                                   3/19/01           5,000                $0.25               $1,250
Frank Zambuto                                      3/08/01           5,000                $0.25               $1,250
Irina Zolina-Korzhenevich                          4/03/01           5,000                $0.25               $1,250
Lori Sosna                                         4/27/01           5,000                $0.25               $1,250
Milton Sussman                                     4/27/01           5,000                $0.25               $1,250

Willam and Robyn Weiss                             4/27/01           5,000                $0.25               $1,250
Mark Taylor                                        3/08/01           5,000                $0.25               $1,250
Charles McCallion                                  4/17/01           5,000                $0.25               $1,250



All but 40,000 shares issued for services were sold for $.25 per share by officers and directors for no consideration in an offering under Rule 506/
Section 4(2) of the 1933 Act.

Item 27. Exhibits.

Exhibit No. Document

 3.1 Articles of Incorporation (incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 14, 1999).

 3.2 Bylaws (incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 14, 1999).

 4.1 Specimen Common Stock Certificate (incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 14, 1999).

 5.  Opinion of [       ]

10.1 Freight forwarding contract

23.1 Consent of Moores Rowland, P.A.

23.3 Consent of [       ]


       ITEM 28. UNDERTAKINGS

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to:

1. File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         i. Include any prospectus required by section 10(a)(3) of the Securities Act;

         ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. iii.Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. Supply by means of a post-effective amendment all information concerning a transaction, and we being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on September 23, 2002.

                                                     PACIFIC CMA, INC.



                                                    By: /s/Alfred Lam
                                                           ----------
                                                           Alfred Lam,

                       Chairman of the Board of Directors


                       POWERS OF ATTORNEY AND SIGNATORIES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the undersigned officers and directors of Pacific CMA, Inc. hereby constitutes and appoints Henrik M. Christensen and Alfred Lam and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in- fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Pacific CMA, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



SIGNATURE                                TITLE                                     DATE


/s/ Alfred Lam                           Chairman of the Board of Directors        September 23, 2002
    ----------                           (Principal Executive officer)
    Alfred Lam

/s/ Daisy Law                            Chief Accountant                          September 23, 2002
    ---------                            (Principal Financial and Accounting
    Daisy Law                            Officer)

/s/ Scott Turner                         Director                                  September 23, 2002
    ------------
    Scott Turner

/s/ Henrik M. Christensen                Director                                  September 23, 2002
    ---------------------
    Henrick M. Christensen

/s/ Louisa Chan                          Director                                  September 23, 2002
    -----------
    Louisa Chan

/s/ Kaze Chan                            Director                                  September 23, 2002
    ---------
    Kaze Chan

                                       86
